Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-117039


         PROSPECTUS


                              SENSE HOLDINGS, INC.


                        23,680,668 SHARES OF COMMON STOCK


         This prospectus covers 23,680,668 shares of common stock of Sense Holdings, Inc. being offered by certain selling security holders, including 9,527,590 shares issuable upon exercise of outstanding warrants. We will not receive proceeds from the sale of shares by the selling security holders.

         Our common stock is traded over-the counter, on the OTC Bulletin Board, under the trading symbol "SEHO" (previously CTSMD). On October 27, 2004, the closing price for our common stock was $.30. There is currently only a limited trading market in our common stock and we do not know whether an active trading market will develop.



                  THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                 The date of this prospectus is November 8, 2004

                               PROSPECTUS SUMMARY

         THE COMPANY

         Sense Holdings, Inc. is a Florida corporation. We design, develop, manufacture and sell fingerprint-based identification products and systems that incorporate state-of-the-art biometric technology to verify a person's identity. We have developed two turn-key integrated applications that incorporate our proprietary BioClock(R) hardware platform:

         o Our "CheckPrint(R) T/A" systems are designed primarily for use by employers desiring to verify the presence of employees at the workplace, and to monitor their time and attendance at work.

         o Our "CheckPrint(R) A/C" systems are designed to permit access to locked buildings, offices or other secured areas only to selected individuals, whose identities can be verified using our fingerprint identification software.

         We have also licensed certain patented technology designed to detect unexploded ordinance including bombs, grenades, shells, rockets, and other explosive devices. We believe that this technology will enable us to develop products for governmental use, as well as for security-related applications including airport security. No products have yet been developed incorporating the licensed technology.

         Our executive offices are located at 4503 NW 103rd Avenue, Suite 200, Sunrise, FL 33351, and our telephone number there is (954) 726-1422. References in this prospectus to "we", "us" and "our," are to Sense Holdings, Inc. and its wholly-owned subsidiary, Micro Sensor Technologies, Inc.

         THE OFFERING

         Common Stock Outstanding:

              Prior to this Offering .................31,426,567 shares

              After this Offering  ...................40,954,157 shares, including 9,527,590 shares
                                                      covered by this prospectus
                                                      that are issuable upon
                                                      exercise of outstanding
                                                      warrants.

              Common Stock Reserved ..................2,224,896 have been granted, under our stock
                                                      option plans, and 275,104
                                                      shares covered by
                                                      incentive plans have not
                                                      yet been granted.

SELECTED FINANCIAL DATA

The following summary of our financial information has been derived from our consolidated financial statements that are included elsewhere in this prospectus. The information for the years ended December 31, 2003 and 2002 is derived from our audited consolidated financial statements as filed with the Securities and Exchange Commission and the information for the six months ended June 30, 2004 and 2003 is derived from our unaudited consolidated financial statements as filed with the Securities and Exchange Commission.

OPERATION DATA
------------------
                                         SIX MONTHS ENDED
                                             JUNE 30,                                YEARS ENDED DECEMBER 31,
                                             --------                                ------------------------
                                     2004                 2003                       2003                 2002
                                     ----                 ----                       ----                 ----
OPERATIONS DATA                   (UNAUDITED)          (UNAUDITED)
Net sales                           $  89,801          $ 271,062                  $   444,147         $   145,363
Cost of sales                       $  14,551          $ 111,900                  $   169,681         $    49,532
Gross profit                        $  75,250          $ 159,162                  $   274,466         $    95,831
Loss from operations                $(615,416)         $(523,268)                 $(1,251,829)        $(1,879,737)
Net loss                            $(705,104)         $(532,431)                 $(1,409,675)        $(2,572,815)
Net loss per share                  $   (0.03)         $   (0.03)                 $     (0.08)        $     (0.17)

BALANCE SHEET DATA
                                   JUNE 30, 2004                               DECEMBER 31, 2003
                                   -------------                               -----------------
                                    (UNAUDITED)
Working capital
(deficit)                           $1,273,221                                    $  (328,580)
Total assets                        $1,441,110                                    $   529,652
Current assets                      $1,410,121                                    $   492,854
Long-term debt                      $       -                                     $         -
Stockholders' equity
(deficit)                           $1,304,210                                    $  (291,782)

RISK FACTORS

Readers should carefully consider the following risk factors and all other information contained in this Registration Statement. Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment. No assurances can be given that the risks and uncertainties described below are the only risks and uncertainties that we face.

RISKS RELATED TO OUR BUSINESS

OUR WEAK FINANCIAL CONDITION HAS RAISED, AND WILL LIKELY CONTINUE TO RAISE, SUBSTANTIAL DOUBT REGARDING OUR ABILITY TO CONTINUE AS A "GOING CONCERN," WE HAVE EXPERIENCED HISTORICAL LOSSES WE MAY HAVE TO CEASE OPERATIONS IF WE DO NOT GENERATE MEANINGFUL REVENUE AND ACHIEVE PROFITABILITY AND INVESTORS MAY LOSE THEIR INVESTMENT. We have incurred substantial operating and net losses, as well as negative operating cash flows, since our inception. For the fiscal years ended December 31, 2003 and 2002 and for the six months ended June 30, 2004, we experienced net losses of ($1,409,675), ($2,572,815) and $(705,104), respectively. At June 30, 2004, we had an accumulated deficit of ($8,432,875). Our operating results for future periods will include significant expenses, including product development expenses, sales and marketing costs, programming and administrative expenses, for which we may not have offsetting revenues or available capital. As a result, we may never generate meaningful revenue and/or achieve profitability in the future.

Our current significant working capital deficit at December 31, 2003, among other factors, resulted in our independent certified public accountants modifying their audit report on our consolidated financial statements for the fiscal years ended December 31, 2003 and 2002 to express substantial doubt as to our ability to continue as a going concern. We remain in need of substantial additional investment capital to fund our longer-term operating needs, including the servicing of our remaining debt obligations and the conducting of those marketing activities we believe necessary to achieve meaningful sales growth.

OUR BUSINESS IS CAPITAL INTENSIVE AND ADDITIONAL FINANCING MAY NOT BE AVAILABLE, AS SUCH, ESPECIALLY IN LIGHT OF OUR HISTORICAL LOSSES, WE MAY HAVE TO CEASE OPERATIONS AND INVESTORS MAY LOSE THEIR INVESTMENT. Our operations are capital intensive and our growth and ongoing operations will consume a substantial portion of our available working capital. We have engaged in numerous financing activities over the past few years but have been unable to utilize the funds raised to achieve positive financial results. Furthermore, we will require additional capital in order to fund our operations, and we do not have any commitments for additional financing. Additional funding, if required, may not be available, or if available, may not be available upon favorable terms. Insufficient funds will prevent, or delay, us from implementing our business strategy. Due to our small revenue base, low level of working capital and the inability to conclude development agreements with major manufacturing companies, we have been unable aggressively pursue our product development strategy to date. We will require significant additional financing and/or a strategic alliance with a well-funded development partner to undertake our business plan. Failure to receive additional funding or enter into a strategic alliance could limit our growth, limit our likelihood of profitability and worsen our financial condition and may correspondingly decrease the market price of our common stock, or may cause us to cease operations all together.

OUR CONTINUED SALE OF EQUITY SECURITIES WILL DILUTE EXISTING SHAREHOLDERS AND MAY DECREASE THE MARKET PRICE FOR OUR COMMON STOCK. Given our limited revenues and prospect for revenues for the 2004 fiscal year, we will require additional financing which will require the issuance of additional equity securities. We expect to continue our efforts to acquire further financing in the future to fund additional marketing efforts, product development expenses, programming and administrative expenses, which will result in future dilution to existing outstanding shareholders.

BECAUSE WE ARE DEPENDENT UPON A FEW MAJOR CUSTOMERS FOR SUBSTANTIALLY ALL OF OUR CURRENT SALES, THE LOSS OF ANY ONE OF THEM WOULD REDUCE OUR REVENUES, LIQUIDITY AND HINDER OUR ABILITY TO BECOME PROFITABILITY, AS SUCH, WE MAY HAVE TO CEASE OPERATIONS AND INVESTORS MAY LOSE THEIR INVESTMENT. Significant portions of our sales to date have been, and will continue to be, made through a small number of significant customers. Specifically, four customers accounted for approximately eighty-seven percent (87%) of our revenues for the fiscal year ended December 31, 2003. Specifically, American Airlines accounted for 33%, Federal Express accounted for 26.8%, Just for Kids accounted for 14.7% and Pearson Education accounted for 13.4%. These same four customers account for eighty percent (80%) of the accounts receivable at year ending December 31, 2003. Just for Kids accounted for 26.5%, Federal Express accounted for 22.4%, American Airlines accounted for 18.5% and Pearson Education accounted for 12.8%. Substantially all of the sales during the six months ended June 30, 2004, were derived from two customers, American Airlines and Federal Express. These two customers accounted for 57% of the outstanding accounts receivable at June 30, 2004. Any disruption in our relationships with one or more of these customers, or any significant variance in the magnitude or the timing of orders from any one of these customers, may result in decreases in our results of operations, liquidity and cash flows. Any such decreases may correspondingly decrease the market price of our common stock.

WE DEPEND ON THE CONTINUED SERVICES OF OUR EXECUTIVE OFFICERS AND THE LOSS OF A KEY EXECUTIVE COULD SEVERELY IMPACT OUR OPERATIONS, CAUSE DELAY AND ADD EXPENSE TO OUR OPERATION. The execution of our present business plan depends on the continued services of Dore Scott Perler, our Chief Executive Officer and President, Andrew Goldrich, our Chief Financial Officer and Vice President, and Shawn Tartaglia, our Chief Technical Officer. We do not currently maintain key-man insurance on their lives. While we have entered into employment agreements with each of them, the loss of any of their services would be detrimental to our business, financial condition and results of operations. We may not retain or replace the services of our key officers.

WE HAVE ELECTED NOT TO VOLUNTARILY ADOPT VARIOUS CORPORATE GOVERNANCE MEASURES, WHICH MAY RESULT IN SHAREHOLDERS HAVING LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS. Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. We have not yet adopted these corporate governance measures and, since our securities are not yet listed on a national securities exchange or Nasdaq, we are not required to do so. However, to the extent we seek to have our Common Stock listed on a national securities exchange or Nasdaq, such requirements will require us to make changes to our current corporate governance practices, which changes may be costly and time consuming. Furthermore, the absence of such practices with respect to our Company may leave our shareholders without protections against interested director transactions, conflicts of interest and similar matters. As an example of one Sarbanes-Oxley requirement, currently none of the members of our board of directors are considered to be "independent" for purposes of Sarbanes-Oxley. We may not be able to attract a sufficient number of directors in the future to satisfy this requirement if it becomes applicable to us.

FAILURE OF OUR INTERNAL SYSTEMS MAY CAUSE SYSTEM DISRUPTIONS, REDUCE LEVELS OF CUSTOMER SERVICE, AND OTHERWISE DAMAGE OUR OPERATIONS WHICH COULD LEAD TO LOST SALES AND MAY INCREASE OUR OVERHEAD WHICH WOULD ADD EXPENSE AND DELAY OUR OPERATIONS. We use internally developed systems to operate our service and for transaction processing, including billing and collections processing. We must continually improve these systems in order to meet the level of use. Furthermore, in the future, we may add features and functionality to our products and services using internally developed or third party licensed technologies. Our inability to:

         a) add software and hardware;

         b) develop and upgrade existing technology, transaction processing systems and network infrastructure to meet increased volume through our processing systems; or

         c) provide new features or functionality may cause system disruptions, slower response times, reductions in levels of customer service, decreased quality of the user's experience, and delays in reporting accurate financial information. Any such failure could result in a loss of business and worsen our financial condition and may correspondingly decrease the market price of our common stock.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

WE HAVE ACQUIRED LICENSE RIGHTS TO CERTAIN PATENTED INTELLECTUAL PROPERTY; HOWEVER, WE MAY NOT BE SUCCESSFUL IN DEVELOPING OR MARKETING COMMERCIALLY VIABLE PRODUCTS INCORPORATING THE INTELLECTUAL PROPERTY, WHICH COULD ADD EXPENSE AND DELAY OPERATIONS. We acquired Micro Sensor and the MEMS technology but have not yet commercially exploited such intellectual property through the development of final products. Although we may never develop or market products incorporating the intellectual property, we may still remain responsible for paying minimum annual royalties to the licensor.

WE WILL BE REQUIRED TO PAY MINIMUM ANNUAL ROYALTIES FOR LICENSED INTELLECTUAL PROPERTY EVEN IF WE UNABLE TO GENERATE REVENUES FROM OUR USE OF THE INTELLECTUAL PROPERTY, WHICH COULD ADD EXPENSE AND DELAY OPERATIONS. We have agreed to pay UT-Battelle, the operator of the Department of Energy's Oak Ridge National Laboratory, 2.5% of revenues we generate from sales of products incorporating the technology we have licensed. Even if we are unsuccessful in either developing or marketing products incorporating the licensed technology, we have agreed to pay UT-Battelle minimum annual royalties during each year of the license agreement. Minimum annual royalties of $6,125 paid on the new third anniversary date of June 2004, $10,000 due on the fourth anniversary date, $15,000 due on the fifth anniversary date, $20,000 due on the sixth anniversary date and $25,000 for the seventh and succeeding anniversary years of the term. The term ends June 2016. The payment of these minimum annual royalties absent offsetting revenues from product sales may result in decreases in our results of operations, liquidity and cash flows. Any such decreases may correspondingly decrease the market price of our common stock.

THERE IS UNCERTAINTY OVER WHETHER INTELLECTUAL PROPERTY WE HAVE LICENSED, OPTIONED OR OTHERWISE HAVE RIGHTS TO INFRINGE ON THE RIGHTS OF THIRD PARTIES, WHICH COULD ADD EXPENSE AND DELAY OPERATIONS. We acquired Micro Sensor from its shareholders, including UTEK Corporation. While UTEK has represented to us that, to the best of their knowledge, Micro Sensor's licensed explosive detection technology does not infringe on the rights of any third party, UTEK has also advised us that they did not undertake a formal patent search or other investigation as to whether the detection technology infringes on the rights of any third party. In the event it is ultimately found that this technology does infringe on the rights of a third party, we may be prohibited from developing or marketing products incorporating the technology, we may remain responsible for paying minimum annual royalties to the licensor and we may be liable for damages to the third party upon whose technology we may have infringed.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, THEREBY PERMITTING COMPETITORS TO DEVELOP THE SAME OR SIMILAR PRODUCTS AND TECHNOLOGIES TO OURS, WHICH COULD ADD EXPENSE AND DELAY OPERATIONS. Our future results and ability to compete will be dependent, in large part, upon the marketing and sales of our developed proprietary products and technologies, the development of future proprietary products and technologies and the commercialization of licensed and purchased patented technologies. We intend to rely primarily upon copyright, trade secret and trademark laws to protect the proprietary components of our systems. While we have filed U.S. patent applications covering certain of our systems, the patent applications may not result in the issuance patent. Additionally, if granted, any patent may be successfully challenged and will not provided us with meaningful proprietary protections or that we may not have the financial resources to mount sustained patent defense. Also, while we have licensed or optioned certain patented technologies, the validity of these patents may be challenged in the future or a claim of infringement of a holder of a previously filed patent may be claimed. We could also incur substantial costs in asserting our intellectual property or proprietary rights against others or if others assert their rights against us. The failure to successfully protect our intellectual property and proprietary rights could enable others to duplicate or claim rights to our products and systems or otherwise develop similar or competitive products and systems which may result in decreases in our results of operations, liquidity and cash flows. Any such decreases may correspondingly decrease the market price of our common stock.

RISKS RELATED TO THE INDUSTRIES IN WHICH WE OPERATE

WE FACE SEVERE COMPETITION FROM TIME AND ATTENDANCE PROVIDERS, SECURITY COMPANIES, IN GENERAL, BIOMETRIC SECURITY DEVICE PROVIDERS, EXPLOSIVE DETECTION COMPANIES AND KEYLESS VEHICLE OPERATION COMPANIES, MANY OF WHOM HAVE GREATER RESOURCES THAN WE DO, WHICH COULD CAUSE US TO LOSE SALES ADD EXPENSE AND DELAY OUR OPERATIONS.. We may be unable to effectively compete in the marketplaces in which we operate. We engage in providing time and attendance resources to employers in several sectors of the marketplace. We also provide building access control security devices, and we are developing technologies for explosive detection and the keyless operation of vehicles.

Our time and attendance and control access security devices incorporate biometric fingerprint technology, "smartcard" technology, or other data input technologies. We will compete with other providers of time and attendance services, as well as with access control, security companies. Our competitors in time and attendance applications include Kronos, Simplex, Smartime Software, Time and Tech.com and Unitime Systems. Other biometric technology providers include Identix, Secugen, Bioscrypt, and Fujitsu. These providers use traditional technologies employed in identification and access control, as well as biometric technologies.

Our explosive detection technology is still in the developmental stage as it incorporates the MEMS technology, which has yet to be commercially exploited. There are several other explosive detection providers that have significant inroads to the market sector. There are also government compliance issues that certain of our competitors in this field have already overcome. One specific competitor is Invension Technologies, Inc., which has agreed to be acquired by GE Infrastructure, a unit of General Electric, for $900 million. Invision's technology is not MEMS-based and it is widely used by the U.S. Transportation and Safety Administration.

Most of these competitors have a longer operating history than we do and many of them have substantially greater financial and other resources than we do. As a result, we will likely encounter greater difficulty in implementing our business plans than will our competitors. The introduction of similar or superior products by current or future competitors may result in decreases in our results of operations, liquidity and cash flows. Any such decreases may correspondingly decrease the market price of our common stock.

WE ARE DEPENDENT UPON THIRD PARTY SOFTWARE, AND IF WE HAVE DIFFICULTY OBTAINING NECESSARY SOFTWARE, WE WILL BE UNABLE TO MEET CONTRACTUAL OBLIGATIONS, WHICH COULD CAUSE US TO LOSE SALES AND ADD EXPENSE AND DELAY OUR OPERATIONS. We license software from Integrated Design, Inc. pursuant to a contract that enables the data gathered by CheckPrint(R) T/A systems to be formatted and transmitted to third party payroll services. Either party, on ninety days prior written notice with or without cause, may terminate such agreement. In the event such agreement was terminated, we would be required to license similar software from a third party vendor or develop our own links for data export. Any failure or delay in licensing or developing such software could result in our inability to meet our contractual obligations and may result in decreases in our results of operations, liquidity and cash flows. Any such decreases may correspondingly decrease the market price of our common stock.

OTHER TYPES OF BIOMETRIC SECURITY DEVICES ARE BEING DEVELOPED AND MARKETED, AND WE ARE UNCERTAIN IF FINGERPRINT BIOMETRIC SECURITY DEVICES WILL BE ACCEPTED IN THE MARKETPLACE, WHICH COULD CAUSE US TO LOSE SALES ADD EXPENSE AND DELAY OUR OPERATIONS.. Our developed products incorporate fingerprint biometrics as the basis for authenticating a person's identity. Other forms of biometric identification, including iris scanning, voice patterns and signature verification, are being marketed, developed and tested, both by us and others. We have integrated several other forms of biometrics into our products on a proto-type basis, but the fingerprint remains our standard offering. Our future results will be dependent on our ability to successfully market our biometric systems and support services to end-users, distributors and resellers. Successful marketing will depend upon the acceptance of fingerprint biometrics as a preferred form of identification. We have not commissioned a formal market or research study to determine whether fingerprint identification is preferred to other forms of biometric identification or whether sufficient demand for our products and services exists to enable us to sustain operations, expand or achieve profitability. A lack of demand for fingerprint biometric systems could reduce our revenues of approximately $450,000, attributable almost exclusively to sales of systems incorporating a fingerprint biometric, and may result in decreases in our results of operations, liquidity and cash flows. Any such decreases may correspondingly decrease the market price of our common stock.

OUR PRODUCTS RELY ON FINGERPRINT BIOMETRICS AND THE LACK OF TECHNOLOGICAL DIVERSIFICATION IN OUR PRODUCTS COULD CAUSE OUR RESULTS TO SUFFER, WHICH COULD CAUSE US TO LOSE SALES ADD EXPENSE AND DELAY OUR OPERATIONS. Almost all of our products and systems incorporate fingerprint biometric technology. Our future results may depend on the continued reliability and acceptance of Biometrics as a method of identity verification. As a result, in the event of unforeseen adverse events in the development, enhancement, reliability, marketing or acceptance of fingerprint biometrics, we will be unable to temper its effects by relying upon sales of other products. In addition, we do not currently know when products under development incorporating other biometrics, explosive detection technology and keyless vehicle operation will generate revenues, or whether they can be successfully marketed. In light of our lack of product diversification unforeseen events related to our narrow product offering may result in decreases in our results of operations, liquidity and cash flows. Any such decreases may correspondingly decrease the market price of our common stock.

TRADING IN OUR COMMON STOCK DURING 2003 WAS LIMITED, SO OUR SHAREHOLDERS MAY NOT BE ABLE TO SELL AS MUCH STOCK AS THEY WANT AT PREVAILING PRICES. Shares of the common stock are traded on the OTCBB. Approximately 90,000 shares were traded on an average daily trading basis during 2003. If limited trading in the common stock continues, it may be difficult for our shareholders to sell in the public market at any given time at prevailing prices. Also, the sale of a large block of our common stock at any time could depress the price of our common stock to a greater degree than a company that typically has higher volume of trading of securities.

THE LIMITED PRIOR PUBLIC MARKET AND TRADING MARKET MAY CAUSE POSSIBLE VOLATILITY IN OUR STOCK PRICE WHICH MAY CAUSE YOU TO LOSE SOME OR ALL OF YOUR INVESTMENT. There has only been a limited public market for our common stock and an active trading market in our common stock may not be maintained. The OTCBB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ, and quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may decrease the market price of our common stock.

THE MARKET PRICE FOR OUR COMMON STOCK MAY BE SUBJECT TO EXTREME VOLATILITY, WHICH MAY CAUSE YOU TO LOSE SOME OR ALL OF YOUR INVESTMENT. The market for securities of high-technology companies, including companies such as ours that participate in emerging markets, has historically been more volatile than the market for stocks in general. As a result, the price of our common stock may be subject to wide fluctuations in response to factors some of which are beyond our control, including, without limitation, the following:

o        Quarter-to-quarter variations in our operating results;

o        Our announcement of material events;

o        Price fluctuations in sympathy to others engaged in our industry; and,

o        The effects of media coverage of our business.

PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF THE COMPANY'S SECURITIES, WHICH MAY CAUSE YOU TO LOSE SOME OR ALL OF YOUR INVESTMENT. The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities and the price at which such purchasers can sell any such securities.

Our shareholders should be aware that, according to the Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

o Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

o Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

o "Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

o Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

o The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

ADDITIONAL AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK AVAILABLE FOR ISSUANCE MAY DECREASE THE MARKET PRICE FOR OUR COMMON STOCK. We are authorized to issue 100,000,000 shares of common stock. As of September 8, 2004, there were 31,434,692 shares of common stock issued and outstanding. However, the total number of shares of common stock issued and outstanding does not include shares reserved in anticipation of the exercise of options or warrants. As of September 8, 2004, we had outstanding stock options and warrants to purchase approximately 12,027,590 shares of common stock, the exercise price of which are between $0.16 per share to $1.50 per share, and we have reserved shares of common stock for issuance in connection with the potential exercise thereof. Of the reserved shares, a total of 3,500,000 shares have been reserved in connection with our 1999 and 2001 Stock Option Plans, of which options to purchase or common shares in an aggregate of 1,465,000 and 1,817,369 shares or options have been issued under the respective stock option plans. The remainder of shares or options is 217,631 that are reserved for issuance and available for the stock or options granted pursuant to the terms of the respective plans. To the extent stock is granted or options and warrants are exercised, the holders of the common stock will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

WE MAY ISSUE PREFERRED STOCK, WHICH MAY DECREASE THE MARKET PRICE FOR OUR COMMON STOCK AND MAY HAVE RIGHT SUPERIOR TO YOUR COMMON STOCK RIGHTS. In addition to the above-referenced shares of common stock that we may issue without shareholder approval, we have the right to authorize and issue preferred stock. We presently have no issued and outstanding shares of preferred stock and while we have no present plans to issue any shares of preferred stock, our Board of Directors has the authority, without shareholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock may have superior rights to the holders of common stock.

OUR COMMON STOCK IS THINLY TRADED AND AN ACTIVE AND VISIBLE TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP AND MAY DECREASE TO MARKET PRICE OF OUR COMMON STOCK AND MAY CAUSE YOU TO LOSE SOME OR ALL OF YOUR INVESTMENT. Our common stock is currently traded on a limited basis on the OTC Bulletin Board under the symbol "SEHO". The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists. We cannot predict whether a more active market for our common stock will develop in the future. In the absence of an active trading market:

o Investors may have difficulty buying and selling or obtaining market quotations;

o        Market visibility for our common stock may be limited; and

o A lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

OTHER RISKS

LIMITATION ON DIRECTOR/OFFICER LIABILITY MAY LIMIT THE AMOUNT YOU CAN RECOVERY FROM A BREACH OF AN OFFICER OR DIRECTOR. As permitted by Florida law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of our charter provision and Florida law, shareholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law. Thus your right to recover damages as a shareholder may be limited.

THE SALE OF SHARES ELIGIBLE FOR FUTURE SALE COULD HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE FOR OUR COMMON STOCK AND COULD CUASE YOU TO LOSE SOME OR ALL OFYOUR IVESTMENT.

As of the date of this prospectus, there are 31,434,692 shares of common stock issued and outstanding.

Of the currently issued and outstanding shares, 31,434,692 shares of our common stock (of which 2,726,530 shares are owned by our officers, directors and principal shareholders) have been registered for resale or will have been held for in excess of one year and are currently available for public resale pursuant to Rule 144 promulgated under the Securities Act ("Rule 144"). The resale of our shares of common stock owned by officers, directors and affiliates is subject to the volume limitations of Rule 144. In general, Rule 144 permits our shareholders who have beneficially owned restricted shares of common stock for at least one year to sell without registration, within a three-month period, a number of shares not exceeding one percent of the then outstanding shares of common stock. Furthermore, if such shares are held for at least two years by a person not affiliated with us (in general, a person who is not one of our executive officers, directors or principal shareholders during the three month period prior to resale), such restricted shares can be sold without any volume limitation. In addition, 14,153,078 common shares of stock and 9,672,590 shares issuable upon exercise of outstanding warrants, are covered by this prospectus and may be publicly resold on the effective date of the registration statement of which this prospectus forms a part.

Sales of our common stock under Rule 144 or pursuant to such registration statement may have a depressive effect on the market price for our common stock.

IT IS NOT POSSIBLE TO FORESEE ALL RISKS WHICH MAY AFFECT US. MOREOVER, WE CANNOT PREDICT WHETHER WE WILL SUCCESSFULLY EFFECTUATE OUR CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SHARES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHERS, THE RISK FACTORS DISCUSSED ABOVE.

                                 CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2004. The table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The table does not give effect to:

o the issuance of up to 2,345,000 shares in the event options that have been granted are exercised;

o the issuance of up to 9,682,590 shares in the event that outstanding common stock purchase warrants are exercised; or

                                              June 30, 2004
                                              ---------------
                                                (Unaudited)
Shareholders' deficit:

     Common stock, $.10 par value,
     100,000,000 shares authorized,
     31,434,692 shares issued and
     outstanding                               $  3,143,470

     Additional paid-in capital                $  6,785,628

     Accumulated deficit                       $ (8,432,875)

     Deferred compensation                     $   (192,013)
                                               ------------

Total shareholders' deficit                    $  1,304,210
                                               ============


                                 USE OF PROCEEDS

We will not receive any proceeds by the sale of shares by the selling securities holders.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is currently traded on a limited basis on the Over-the-Counter Bulletin Board under the symbol "SEHO" (previously CTSMD). Prior to February 28, 2000, our common stock was listed on the National Quotation Bureau's "Pink Sheets." The reported high and low bid prices for our common stock are shown below for the period from April 1, 2002 through June 30, 2004. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market for such securities currently exists and, in fact at the present time, such a market does not exist.

         Period                                     High              Low
         ---------                                 ------           --------

         Second Quarter ended 6/30/02              $0.92              $0.45
         Third Quarter ended 9/30/02               $0.65              $0.31
         Fourth Quarter ended 12/31/02             $0.57              $0.34

         First Quarter ended 3/31/03               $0.52              $0.25
         Second Quarter ended 6/30/03              $0.32              $0.16
         Third Quarter ended 9/30/03               $0.40              $0.15
         Fourth Quarter ended 12/31/03             $0.32              $0.18

         First Quarter ended 3/31/04               $0.42              $0.22
         Second Quarter ended 6/30/04              $0.59              $0.21

On September 7, 2004, the last sale price of our common stock as reported on the OTCBB was $0.19.

As of September 8, 2004, our common stock is owned of record by approximately 900 holders. We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a "penny stock". A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them.

                           FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors - many beyond our control - they could cause actual events or results to be significantly different from those described in the forward-looking statement. Any or all of our forward-looking statements in this report or in any other public statements we make may turn out to be wrong.

Forward-looking statements might include one or more of the following:

o        Projections of future revenue;

o        Anticipated purchase orders and/or product delivery dates;

o Descriptions of plans or objectives of management for future operations, products or services;

o        Forecasts of future economic performance; and,

o Descriptions or assumptions underlying or relating to any of the above items.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate","estimate", "expect", "project", "intend", "plan", "believe" or words of similar meaning. They may also use words such as "well", "would", "should", "could" or "may".

Factors that may cause our actual results to differ materially from those described in forward-looking statements include:

o        Our early stage of development makes evaluating us difficult;

o We have experienced historical losses and an accumulated deficit and we may not become profitable;

o We will require additional capital or alternative financing and funding may not be available to us on acceptable terms;

o Our competitors are financially stronger than we are and we may be unable to compete effectively or become a competitive force in our industry;

o We are dependent upon third-party software, our access to which may be cancelled on 90 days' notice;

o Biometric security devices may not be accepted in the marketplace or may be replaced by alternative technologies;

o We may be unable to develop applications for the technology we acquired from Micro Sensor Technology Inc., and we are obligated to pay royalties to the technology owner even if we do not develop commercial applications for the technology;

o        We may be unable to protect our proprietary rights;

o Our stock is thinly traded and in the absence of an active trading market, investors may have difficulty reselling their shares;

o As an emerging technology company, the market price for our common stock is subject to wide fluctuations; and,

o The other risks identified from time-to-time in our various filings with the United States Securities and Exchange Commission, including those described elsewhere in this prospectus under risk factors.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following analysis of the results of operations and financial condition of our Company should be read in conjunction with the consolidated financial statements of Sense Holdings, Inc. for the six months ending June 30, 2004 and year ended December 31, 2003 and notes thereto contained in the Report on Form 10-KSB and Form 10-QSB, respectively, of Sense Holdings, Inc. as filed with the Securities and Exchange Commission.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2004 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 2003

REVENUES

For the six months ended June 30, 2004, we generated revenues of $89,801. The cost of goods sold was $14,551 resulting in a gross profit of $75,250 and a gross profit percentage of 84% for the six months ended June 30, 2004. For the six months ended June 30, 2003, we generated revenues of $271,062. The cost of goods sold was $111,900 resulting in a gross profit of $159,162 and a gross profit percentage of 59%. The decrease in revenues generated was $181,261 or a decrease of 67%. The decrease is mainly attributed to the fact that four major clients purchased our goods and services in the previous period. Two of the major clients began to purchase under their respective master purchase agreements after initial pilot installations. The sales to these customers have slowed down. Additionally, through April 2004, we lacked working capital funds to spend on marketing and advertising programs. Also, we have dedicated man hours and resources to the acquisition and marketing of intellectual property during first six months of 2004, which has taken away from sales efforts of our existing product line. We believe the decrease is only temporary because we are further into the sales cycle for the intellectual property. In addition, we are refocusing on the sale of our existing product line, expanding our existing product line and have the capital to engage in effective sale efforts. The increase in gross profit percentage of 25% is mainly attributed to a higher percentage of revenues generated from the sale of professional services and maintenance fees versus from the sale of our products during the six months ended June 30, 2004 as compared to the six months ended June 30, 2003. There is a lower margin on the sale of our product versus the sale of professional services. Our revenue breakdown is summarized below:

                                         Six Months Ended        Year Ended
                                             June 30,           December 31,
                                         2004       2003       2003       2002
                                        -------   --------   --------   --------
Revenues:
  Sale of tangible products .........   $55,977   $271,062   $367,405   $145,363
  Consulting services and
     maintenance ....................    33,824          -     76,742          -
                                        -------   --------   --------   --------

     Total revenues .................   $89,801   $271,062   $ 44,147   $145,363
                                        -------   --------   --------   --------

For the six months ending June 30, 2004 accounts receivables and inventories are unusually high considering the level of sales in the first two quarters. There are two primary factors which explain that situation.

1. Included in our accounts receivable balance is approximately $70,000 from two customers who pay us slowly (180 days). We have spoken with these customers and they have assured us that we will receive payment on these open accounts receivable balances. Subsequent to June 30, 2004, we collected approximately $43,000 related to these open receivable and expect to collect the remaining amounts in the near future.

2. We purchased hardware in large quantities in the expectation of future business in order to receive volume discounts on the hardware. The sales have lagged behind the expectations of future business. However, all of the hardware that we carry in inventory is still utilized in our core products and we have no plans to 1. redesign the core products to render the inventory obsolete. We believe that increased sales efforts of our core products will normalize sales verses inventory levels as we order less inventory to support those sales.

OPERATING EXPENSES

Depreciation and amortization decreased 77% to $5,809 for the six months ended June 30, 2004 compared to $24,964 for the six months ended June 30, 2003. This decrease is attributable to the amortization of a technology license in 2003.

For the six months ended June 30, 2004, research and development costs amounted to $1,655 as compared to $142,096 for the six months ended June 30, 2003, a decrease of $140,441 or 99%. This decrease is attributable to a decrease in our research and development efforts and the concentration of our efforts on currently developed products.

For the six months ended June 30, 2004, general and administrative expenses were $683,202 as compared to $515,370 for the six months ended June 30, 2003 and included the following:
                                                   2004               2003
                                                ----------         ----------
         Salaries and related taxes .........   $  243,687         $  201,510
         Non-cash compensation and consulting      182,345             25,930
         Rent ...............................       22,501             25,382
         Professional fees ..................       96,411             59,673
         Other General and administrative ...      138,258            202,875
                                                ----------         ----------
              Total .........................   $  683,202         $  515,370
                                                ==========         ==========

For the six months ended June 30, 2004, salaries and related taxes increased to $243,687 as compared to $201,510 for the six months ended June 30, 2003. Overall, our salaries and related taxes decreased from the reduction of staff. For the six months ended June 30, 2003, we allocated salaries and related taxes to research and development expense.

For the six months ended June 30, 2004, non-cash compensation and consulting expense increased to $182,345 as compared to $25,930 for the six months ended June 30, 2003. The increase is related to the grant of common stock for services in 2004 as well as the amortization of deferred compensation for shares previously issued.

For the six months ended June 30, 2004, professional fees increased to $96,411 as compared to $59,673 for the six months ended June 30, 2003. The increase is primarily related to professional fees incurred due to the filing of our registration statement on form SB-2 and our private placement.

For the six months ended June 30, 2004, other general and administrative expenses decreased to $138,258 as compared to $202,875 for the six months ended June 30, 2003. The decrease is primarily related to cost-cutting measures.

INTEREST (EXPENSE) INCOME

Interest expense, net increased to $88,374 for the six months ended June 30, 2004 as compared to interest income, net of $2,592 for the six months ended June 30, 2003. This increase is attributable to interest accrued in 2004 related to our outstanding debt.

LOSS FROM SALE/DISPOSAL OF MARKETABLE SECURITIES

For the six months ended June 30, 2004, we recorded a loss from the sale of marketable securities of $1,760 as compared to a loss of $10,618 for the six months ended June 30, 2003.

OVERALL

We reported a net loss for the six months ended June 30, 2004 of $(705,104) compared to a net loss for the six months ended June 30, 2003 of $(532,431). This translates to an overall per-share loss of ($.03) for the six months ended June 30, 2004 compared to per-share loss of ($.03) for the six months ended June 30, 2003.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2003 AS COMPARED TO DECEMBER 31, 2002

REVENUES

For the year ended December 31, 2003, we generated revenues of $444,147. The cost of goods sold was $169,681 resulting in a gross profit of $274,466 and a gross profit percentage of 62% for the year ended December 31, 2003. For the year ended December 31, 2002, we generated revenues of $145,363. The cost of goods sold was $49,532 resulting in a gross profit of $95,831 and a gross profit percentage of 66%. The increase in revenues generated was $298,784 or an increase of 206%. The increase is mainly attributed to four major clients purchasing our goods and services. Two of the major clients are beginning to purchase under their respective master purchase agreements after initial pilot installations. The decrease in gross profit percentage of 4% is mainly attributed to a higher percentage of revenues generated from the sale of our product versus from professional services during fiscal 2003 as compared to fiscal 2002. There is a lower margin on the sale of our product versus the sale of professional services. The increase was also attributable to an increased demand for our products, increase in technology acceptance, new generations of products offered and larger unit sales to individual clients.

OPERATING EXPENSES

Cost of goods sold as a percentage of sales nominally increased from 34% in 2002 to 38% in 2003. This nominal increase is attributable to increased sale in hard goods versus professional services.

Depreciation and amortization decreased 62% from $112,620 in 2002 to $43,119 in 2003. This decrease is attributable to the amortization of a technology license in 2002.

For the year ended December 31, 2003, research and development costs amounted to $203,546 as compared to $473,019 for the year ended December 31, 2002, a decrease of $269,473 or 58%. This decrease is attributable to decrease in our research and development efforts and the concentration of our efforts on currently developed products.

For the year ended December 31, 2003, general and administrative expenses were $1,162,558 as compared to $1,173,683 for the year ended December 31, 2002 and included the following:

         Salaries and related taxes                 $   433,124    $   388,384
         Non-cash compensation and consulting           146,467        210,761
         Rent                                            59,549         56,711
         Professional fees                              151,425        100,962
         Other General and administrative               371,993        416,865
                                                    -----------    -----------

             Total                                  $ 1,162,558    $ 1,173,683
                                                    ===========    ===========

For the year ended December 31, 2003, salaries and related taxes were $433,124 as compared to $388,384 for the year ended December 31, 2002. In 2002, we allocated more of our salary expense to research and development. Overall, our salary expense decreased due to personnel reductions in the third quarter of 2003. We incurred non-cash compensation and consulting expense from the issuance of common stock and stock options for services rendered. We incurred increased professional fees in 2003 due the filing of our SB-2 registration with the SEC. Other general and administrative expenses decreased due to continuing cost-cutting measures and decreased personnel.

We determined that, as of December 31, 2003 and 2002, a write-down of the license agreement associated with our subsidiary, Micro Sensor, was necessary as the projections of future operations results indicated impairment. For the years ended December 31, 2003 and 2002, we recorded an impairment loss of $117,072 and $216,246, respectively.

Interest Expense decreased to $143,272 in 2003 as compared to $693,100 in 2002. This decrease is attributable to interest paid in 2002 on the satisfaction of notes that were due during 2002.

OVERALL RESULTS FOR THE YEAR ENDED DECEMBER 31, 2003 AS COMPARED TO DECEMBER 31, 2002

We reported a net loss for the year ended December 31, 2003 of $(1,409,675) compared to a net loss for the year ended December 31, 2002 of $(2,572,815). This translates to an overall per-share loss of ($.08) for the year ended December 31, 2003 compared to per-share loss of ($.17) for the year ended December 31, 2002.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our growth and cash requirements through equity investments and debt and equity financing. We do not currently have any credit facilities from financial institutions or private lenders. We do not currently have any material commitments for capital expenditures accept as disclosed herein.

In April 2004, we consummated a capital raise through a private placement offered to accredited investors. We offered investment units each costing $35,000, with each unit consisting of (a) a number of shares of common stock of Sense determined by dividing the unit price by $.175 per share and (b) one common stock purchase warrants for every two shares of common stock received upon conversion with an exercise price of $.20 per share. In the event that we fail to satisfy registration rights, as defined, the purchase price will be adjusted to $.125 per share. In April 2004, we sold six units under the private placement aggregating 1,200,000 shares of common stock and 600,000 warrants for net proceeds of $210,000. The warrants expire in April 2009.

In May 2004, note holders comprising the $750,000 notes payable converted $175,000 of debt into 673,078 shares of common stock. Additionally, in May and June 2004, we repaid all notes holders in full $575,000.

On May 10, 2004, we issued 6,600,000 shares of common stock and granted 1,650,000 warrants for net proceeds of approximately $1,188,000 in connection with a private placement. In June 2004, we issued an additional 3,200,000 shares of common stock and granted 800,000 warrants for net proceeds of approximately $545,750 in connection with a private placement.

Cash used in operations for the six months ended June 30, 2004 was $419,771 attributable primarily to the net loss of $705,104 offset by non-cash compensation of $182,346, depreciation and amortization of $5,809, the amortization of the discount on notes payable of $60,414, other non-cash items and change in asset and liability accounts. Cash used in operations for the six months ended June 30, 2003 was $500,180 attributable to a net loss of $532,431 and an increase in accounts receivable of $114,618 offset primarily by non-cash compensation of $40,847, changes in accounts payable of $67,767, depreciation and amortization of $24,964 and change in inventories of $18,482.

For the six months ended June 30, 2004, net cash provided by investing activities was $44,959 and consisted of net proceeds from the sale of marketable securities of $45,328 offset by funds used for the purchase of marketable securities of $369. For the six months ended June 30, 2003, net cash provided by investing activities was $110,286 and was attributed to the proceeds from the sales of marketable securities of $286,226 offset by the purchase of additional marketable securities of $(149,550) and the purchase of software and equipment of $(26,390).

For the six months ended June 30, 2004, net cash provided by financing activities was $1,393,750 and consisted of proceeds from the sale of common stock of $1,943,750 offset by the repayment of notes payable of $550,000. For the six months ended June 30, 2003, net cash provided by financing activities was $475,000 and was attributed to proceeds from notes payable of $475,000.

As a result of the above, total cash increased by $1,018,938 during six months ended June 30, 2004.

Cash used in operations for the year ended December 31, 2003 was $1,021,451 attributable primarily to the net loss of $1,409,675 offset by non-cash compensation of $146,467, depreciation and amortization of $43,119, the amortization of the discount on notes payable of $45,312, the amortization of deferred compensation of $19,685, the impairment of the license agreement of $117,072, other non-cash items and change in asset and liability accounts. Cash used in operations for the year ended December 31, 2002 was $1,528,731 attributable primarily to the net loss of $2,572,815 offset by non-cash compensation of $210,761, depreciation and amortization of $112,620, the amortization of the discount on notes payable of $45,312, the amortization of deferred financing costs of $568,844, the impairment of the license agreement of $216,246, other non-cash items and change in asset and liability accounts.

For the year ended December 31, 2003, net cash provided by investing activities was $120,356 and consisted of proceeds from the sale of marketable securities of $330,498 offset by funds used for the purchase of marketable securities of $183,752 and the purchase of office furniture, equipment and computer software used in the daily operations of Sense. For the year ended December 31, 2002, net cash used in investing activities was $(250,154) and consisted of proceeds from the sale of marketable securities of $4,711,814 offset by funds used for the purchase of marketable securities of $4,941,464 and the purchase of office furniture and equipment of $20,504 used in the daily operations of Sense.

For the year ended December 31, 2003, cash provided by financing activities was $750,000 and was attributable to proceeds from notes payable. For the year ended December 31, 2002, cash provided by financing activities was $1,580,550 and was attributable from proceeds of equity raises of $2,875,625 from the sale of common stock offset by costs related to the sale of securities of $340,075, the net repayment of notes payable of $952,500 and the repayment of advances to shareholders of $2,500.

As a result of the above, total cash decreased by $151,095 and $198,335 during the years ended 2003 and 2002, respectively.

Since our inception, we have been engaged in research development activities relating to our first generation of biometric security products. We commenced delivery of these products in the third quarter of 1999 and have been generating revenues since the fourth quarter of 1999. We have completed development of our second and third generation product, and have recognized revenue on their sales since the year ended December 31, 2000. We have also recognized revenue for consulting fees since the third quarter of 2000. We will continue to make enhancements to our second-generation product so that it will support a larger database, and enable us to market CheckPrint T/A to larger companies, resulting in a greater profit margin to us. We will continue to develop other products and services relating to biometrics, security, data management, explosive detection, and consulting services.

In the long term, based upon purchase orders we have received, anticipated future product sales and cash on hand, we believe that we will have the need for additional capital investment and are actively pursuing additional outside capital investments that will be necessary to meet our cash flow needs beyond the next twelve months. This is due primarily to our history of sales lagging expenses. However, we have taken action to reduce our expenses and plan to focus more on future sales.

In the short term, less than twelve months, we do not foresee needing additional capital unless, an unforeseen business opportunity requires more funds than we have currently on hand. On both the long and short term, should revenues not reach projected levels or should unforeseen events arise, we may be required to secure additional funds to meet our operating needs sooner than anticipated.

CRITICAL ACCOUNTING POLICIES

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 1 to our consolidated financial statements includes a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements. The following is a brief discussion of the more significant accounting policies and methods used by us.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Sense and its wholly owned subsidiary. All material inter-company transactions have been eliminated.

REVENUE RECOGNITION

We follow the guidance of the Securities and Exchange Commision's
Staff Accounting Bulletin 104 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the
Company:

We generates revenue from the sale of our products. Revenues from the sale of these items is recognized upon delivery of the product to the customer.

Revenue from periodic maintenance agreements, which is invoiced separately, is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectibility of the related receivable is probable.

Revenue from consulting engagements is recognized upon completion of the work performed.

MARKETABLE SECURITIES

Marketable securities are classified as trading securities and are held for resale in anticipation of short-term market movements. At March 31, 2004, marketable securities consisted of U.S. Treasury and Federal Agency securities held for resale. Gains or losses are recognized in the statement of operations when the bonds are sold. Unrealized gains or losses are recognized in the statement of operations on a monthly basis based on changes in their estimated fair value.

INVENTORY

Inventory is stated at the lower of average cost or market and consists of raw materials and finished goods.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash, marketable securities, receivables, inventory and accounts payable approximate their fair market value based on the short-term maturity of these instruments.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred. These costs primarily consist of fees paid for the development of Sense's software.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 requires that if an entity has a controlling financial interest in a variable interest entity, the assets, liabilities and results of activities of the variable interest entity should be included in the consolidated financial statements of the entity. FIN 46 requires that its provisions are effective immediately for all arrangements entered into after January 31, 2003. Sense does not have any variable interest entities created after January 31, 2003. For those arrangements entered into prior to January 31, 2003, the FIN 46 provisions are required to be adopted at the beginning of the first interim or annual period beginning after June 15, 2003. Sense has not identified any variable interest entities to date and will continue to evaluate whether it has variable interest entities that will have a significant impact on its consolidated balance sheet and results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the first interim period beginning after June 15, 2003, with certain exceptions. The adoption of SFAS No. 150 did not have a significant impact on our consolidated financial position or results of operations.

                                    BUSINESS

BACKGROUND

We design, develop, manufacture and sell fingerprint-based identification products and systems that incorporate state-of-the-art biometric technology to verify a person's identity. We have developed two turnkey integrated applications that incorporate our proprietary BioClock(R) hardware platform:

o Our "CheckPrint(R) T/A" systems are designed primarily for use by employers desiring to verify the presence of employees at the workplace, and to monitor their time and attendance at work; and,

o Our "CheckPrint(R) A/C" systems are designed to permit access to locked buildings, offices or other secured areas only to selected individuals, whose identities can be verified using our fingerprint identification software.

We have also own, license or have optioned for purchase the following additional security-related technologies:

o Micro Electro Mechanical Sensors, or MEMS, technology for use in the field of explosive detection; and

We believe that this technology will enable us to develop products for governmental use, as well as for security-related applications including airport security. No products have yet been developed incorporating these technologies.

Our modest revenue-generation to date has been derived primarily from our sales of our biometric BioClock(R) and CheckPrint(R) products. These sales have taken place for the most part to a few major customers. As such we are dependent upon the few major customers and any disruption in that business will significantly decrease our sale revenues if other business is not secured. Our negative financial results have been due, in substantial part, to a lack of capital necessary to acquire a product inventory and commence aggressive marketing programs. While we have funded our growth to date through the sale of our debt and equity securities, we require operating revenues or alternative financing in order to fully implement our business plan and achieve profitability.

BIOMETRICS INDUSTRY

The use of unique physical traits to verify a person's identity is known as biometric identification. Biometric identification includes fingerprinting, hand geometry, iris scanning and signature analysis. Biometric technology has been used for decades in government and law enforcement applications. Until recently, these systems were too expensive to manufacture to make retail marketing realistic. However, with the introduction of more powerful computers and the development of more advanced software applications, biometric identification techniques can be adapted for commercial purposes on an economically feasible basis. In addition, there is currently a higher awareness of biometrics as it relates to security applications.

There are many alternatives in the biometric industry that include, but are not limited to, fingerprint recognition, facial recognition, voice recognition and palm recognition. Many providers have used the different methods in different applications. To date, applications include time and attendance, access control, crowd scanning and computer access. The industry is in its infancy regarding applications however the technology regarding biometric detection is a rapidly maturing science. Presently, there are many companies entering the biometric detection and application industry while many other companies have failed at trying to create a marketable product. There are few companies that have been in the industry for multiple years and continue to use their experience to market biometric detection devices and applications.

We believe that fingerprint identification is far more effective in authenticating employees' actual attendance at work than traditional time clock verification. By authenticating a person's identity, biometric identification can substantially reduce incidents of employee fraud inherent in the use of other forms of employee identification and attendance verification, such as punch clocks. We also believe that fingerprint verification is less intrusive, more widely accepted and more cost effective than other available forms of biometric identification. Also, the use of biometrics for access control is becoming widely accepted in the marketplace. This is especially true for access to sensitive workspaces like an airport tarmac.

Many factors, including recent world events, have created increased demand for new biometric applications to secure access, not only to physical areas, but also sensitive data. Among the applications that are being developed are the use of biometrics to validate the identities of individuals at security checkpoints before boarding a plane, entering a building, crossing a border, accessing a computer and many other applications.

PRODUCTS AND SYSTEMS

BIOCLOCK(R)

Our biometric systems are designed and built around our proprietary hardware platform known as BioClock(R), a stand-alone platform, or completely network enabled system, that replaces a traditional wall-mounted or freestanding swipe or punch-card time clock. Identity verification is accomplished by comparing an individual's scanned and digitized fingerprint to the fingerprint profile stored in a computer database. The user's fingerprint is scanned by means of a silicon-based reader with sensors that capture the fingerprint image. The image is then converted into data that is stored in the system's computer database, and saved as a reference for comparison to the fingerprint offered for identification.

BioClock(R) replaces traditional identification devices such as: swipe cards; punch cards; PIN numbers; or, passwords that can be stolen or voluntarily provided by the owner to another person. Alternatively, BioClock(R) can be used in conjunction with traditional identification devices for added security. We have made our systems modular so the user can choose which parts of the technology they wish to use. In addition, we have designed our systems to be compatible with many existing technologies so that they can be integrated into an existing system. As a result, we believe BioClock(R) reduces incidents of fraud associated with traditional identification systems that do not effectively preclude individuals from using another person's means of identification while keeping integration hurdles and costs down.

We have also developed two integrated hardware and software applications that incorporate BioClock(R) in an "off the shelf" configuration for performing time and attendance and access control.

CHECKPRINT(R) T/A

Our time and attendance systems, which are marketed under the name, CheckPrint(R) T/A:

o Use fingerprint verification to authenticate the identity of employees when they arrive at and leave work;

o Gather data, including the time each employee attends work and what areas were accessed by an employee;

o Perform payroll functions and other record keeping calculations using the data that is gathered;

o Provide electronic export capability to over 150 independent third-party payroll service providers to facilitate the use of automated payroll checks between Sense customers and their payroll service provider;

o        Generate logs and reports, including over 20 standard reports; and

o Perform other functions including employee scheduling, job cost analysis, editing time punches, electronic calculations and related record keeping.

Our standard CheckPrint(R) T/A systems include a 100 person user base. We are currently developing data base management capabilities for larger numbers of employees, while maintaining system accuracy. These developments include the use of a PIN number in conjunction with biometrics, that make the number of users only limited by the data storage capacity of the system, without adverse effects on accuracy.

CHECKPRINT(R) A/C

Our access control systems, which are marketed under the name CheckPrint(R) A/C, are security systems that permit access to locked buildings, offices or other secured areas only to those whose identities can be verified, using our proprietary fingerprint identification software. Our CheckPrint(R) A/C systems, which can be used with or without Smart Card technology, can be programmed for different levels of security, permitting access only to recognized individuals who have the requisite level of security clearance. Our current version of CheckPrint(R) A/C system incorporates access control capability for single door access. We are developing software application infrastructure that will enable a single CheckPrint(R) A/C system to control access to multiple locations. We market CheckPrint(R) A/C at a higher price than CheckPrint(R) T/A, to reflect the increased level of technology and functionality provided by CheckPrint(R) A/C.

CHECKPRINT(R) ATAC

Our access control systems and time and attendance systems have been combined into one product offering both capabilities. We market this combined product under the name CheckPrint(R) ATAC. The combined system can be used with or without Smart Card technology. The system incorporates time and attendance and access control capability for multiple doors at multiple locations. We market CheckPrint(R) ATAC at a higher price than CheckPrint(R) A/C, to reflect the increased level of technology and functionality.

BDS

We have developed software into a Biometric Distribution Server. We market this software in combination with our other systems under the name CheckPrint(R) BDS. The software allows our systems to operate in a multi-unit configuration. Thus many remote sites can be managed from a central database. We believe the CheckPrint(R) BDS application is a significant enhancement to our core product offering and the field of biometrics.

We have also developed and are marketing:

CHECKPRINT(R) SDK, a software development kit for biometrics that enables purchasers and licensees to create custom applications for our software and hardware. The SDK was developed to work in conjunction with our hardware and assists developers in the creation of robust biometric fingerprint applications. The SDK is separated into 3 categories - imaging, algorithm, and database. We believe that a successful deployment of an SDK application by a purchaser or licensee may lead to increased sales of our hardware products.

CHECKPRINT(R) DTU, provides users with the ability to secure a computer terminal, and files and folders, via fingerprint identification. The hardware is a stand-alone peripheral that can be connected to a port on an existing computer to permit fingerprint identification.

CHECKPRINT(R) SDTU, provides users the ability to secure a computer terminal with fingerprint biometric and a smart card. The hardware is a stand-alone peripheral that can be connected to a port on an existing computer to permit fingerprint identification. There are many applications that can be written around the secure data storage capability of a smart card that is unlocked by a fingerprint biometric signature. For example, in a university setting information such as meal plan credits can be stored on the smart card and deducted as used by the biometrically identified user.

The Bill of Materials and all associated design advantages for BioClock(R) are kept strictly confidential and protected by trade secret laws of the United States and Florida. In addition, all of the CheckPrint(R) software required to run the hardware platform in Sense's configuration enjoys protection under the copyright laws of the United States.

PRODUCT DEVELOPMENT, MANUFACTURING AND ASSEMBLY

CheckPrint(R) T/A is configured, as a standalone unit comprised of a TFT Flat Panel display, internal computer, keypad, and silicon fingerprint reader. CheckPrint(R) T/A automatically authenticates the employee's identity; track totals hours, and calculates the correct pay rates. Sense offers CheckPrint(R) T/A models to support any size employee base.

We design, develop, manufacture, and sell the CheckPrint(R) T/A security solution. We have developed time and attendance, access control and security system software applications, as well as a complete hardware system solution based on a Pentium(R) PC processor backbone. Our products work in a network environment and we can connect to any existing network infrastructure or we can setup the network. Data is transmitted through TCP/IP protocol and we can link unlimited CheckPrint(R) T/A units together in any environment or facility. Sense also can remotely communicate with other CheckPrint(R) T/A units using a modem which transmits required data over the standard telephone lines. The CheckPrint(R) T/A systems are unsupervised security and clock-in stations replacing the standard wall mounted time clock or swipe systems. An employee or another authorized user uses his or her fingerprint to replace a password, PIN or swipe card.

CheckPrint(R) T/A systems and CheckPrint(R) A/C systems are driven by our proprietary software. We believe that the software components for our biometric identification systems are proprietary in most part because our employees have developed them. The source code for the software is our proprietary property. All employees are under a contractual obligation, and / or the work for hire doctrine, to assign their intellectual property rights to Sense. This software enables our systems to gather, filter and sort data, generate reports from the data and compute payroll information for export to third party payroll services.

Most of the hardware components for our biometric systems are off-the shelf, and we are not dependent on any one vendor for these components. However, certain hardware components have been designed by our in-house engineering staff or designed to our specifications as works for hire by independent contractors. We have entered into an agreement with Test Systems Engineering, under which Test Systems Engineering has designed, engineered and configured some of our hardware components for CheckPrint(R) T/A and CheckPrint(R) A/C systems. They are a valuable outsource for many engineering tasks and have a state of the art design and manufacturing facility. All product testing and assembly is performed by Sense "in-house" in order to maintain quality control. Our agreement with Test Systems Engineering terminates on December 31, 2005, and may be automatically renewed for consecutive one-year terms. For its services, Test Systems Engineering receives a fee payable at the rate of $75 per hour. We are not dependent on Test Systems Engineering for its services.

Our biometric systems currently incorporate a silicon-based fingerprint scanner with sensors to capture a user's fingerprint. Related software then compares the user's fingerprint to the digitized reference sample stored in the system's database, and verifies the user's identity. The silicon-based technology is used in conjunction with our own software that interfaces between the silicon product and our biometric systems. We currently purchase the silicon-based technology from an independent supplier. We believe that this supplier is able to provide us with our foreseeable requirements for these components. We are not dependent on the supplier for our sensor needs.

On September 9, 1999, we entered into an agreement with Integrated Design, Inc. under which Integrated Design developed a software program to enable the payroll data produced by CheckPrint(R) T/A to be exported to over 150 third party payroll services such as ADP and Paychex. We have licensed the software from Integrated Design and are required to pay license fees on a per user basis. This fee is incorporated into the cost of our overall product. Integrated Design was paid a $10,000 software development fee to customize their software to our application. The software development agreement is for a term of five years, the agreement automatically renews on the five year anniversaries unless either party notifies the other before the end of the then current term, but may be canceled by either party on 90 days written notice. The agreement also provides us access to the software and allows us to continue to use Integrated Design's software in the event of such company's dissolution, bankruptcy or similar events. If our agreement with Integrated Design terminates, we will incur time and expense to develop alternative software links for data export. Delays in the successful development of alternative software links could adversely affect us.

ACQUISITION OF MICRO SENSOR TECHNOLOGIES, INC. AND THE MEMS TECHNOLOGY

On May 31, 2001, we acquired all of the outstanding shares of Micro Sensor Technologies, Inc., a Florida corporation ("Micro Sensor"). The shares were acquired from UTEK Corporation and UT-Battelle LLC, the shareholders of Micro Sensor, in a stock-for-stock exchange, for total consideration of 2,000,000 shares of our common stock. Following the acquisition, Micro Sensor became our wholly-owned subsidiary, and we indirectly acquired the rights and obligations of Micro Sensor under various agreements to which it is a party, including a Patent License Agreement with UT-Battelle LLC, a presently expired Consulting Agreement with Dr. Thomas Thundat and a presently expired Work for Others Agreement with UT-Battelle LLC. UT-Battelle LLC is the technology transfer management company of technology created at Oak Ridge National Laboratory. Pursuant to the stock-for stock transfer, UTEK received 1,850,000 common shares of Sense and UT-Battelle received 150,000 common shares of Sense. At the time of the transaction UTEK common stock was "control stock," due to their percentage of ownership. However, as of the date hereof, UTEK is no longer the holder of such 1,850,000 shares, as the shares were sold pursuant to Rule 144 and as part of a private transaction.

Under the Patent License Agreement, Micro Sensor became the exclusive licensee of UT-Battelle with respect to certain patented technology owned by UT-Battelle relating to the use, sale or offer for sale of intellectual property incorporating MEMS sensors for the detection of explosives. Micro Electro Mechanical Sensors, or MEMS, are comprised of micro cantilevers that molecules of explosive material attach to, thus causing the cantilevers to diffract or bend. When diffraction is detected, the sensors are alerted to the presence of an explosive molecule. This technology thus assists in the detection of unexploded ordinance including bombs, grenades, shells, rockets, and other explosive devices either placed as mines or fallen as projectiles whether buried or camouflaged.

The exclusive license from UT-Battelle does not include explosive detection for security applications, including airport security. However, Micro Sensor has been granted a non-exclusive license to use the technology for security-related applications. UT-Battelle acquired the licensed rights under a contract with the United States Department of Energy, pursuant to which the technology was developed at the Oak Ridge National Laboratory in Oak Ridge, Tennessee.

Under the License Agreement, Micro Sensor is obligated to pay UT-Battelle an amount equal to 2.5% of net sales of products incorporating the licensed technology, subject to minimum annual royalties ranging from $5,000 during the third year of the license term to $25,000 for the seventh year of the term and thereafter. The anniversary of the third year of the license agreement began on March 26th, 2004. However, UT-Battelle has granted a three-month extension of the required minimum royalty. On July 26th, 2004 Sense paid a minimum royalty payment of $6,125 to UT-Battelle. Subsequent payments are due on the anniversary of the July 26th payment as follows: year 4 $10,000; year 5 $15,000; year 6 $20,000; and, year 7 and each remaining year thereafter$25,000. If the technology is sublicensed to third parties, a sublicense royalty fee equal to 50% of the sublicenses received by Micro Sensor must be paid to UT-Battelle. The term of the license agreement expires upon termination of the last-to-expire of the proprietary rights granted under the agreement, subject to earlier termination in the event of an uncured breach of the agreement by either party. No products have yet been developed from the technology, and we do not know if the acquired technology can be successfully incorporated into commercially feasible products or whether any such products can be successfully marketed.

Oak Ridge National Laboratory continues its research and development efforts toward a commercially viable Micro Sensor to be incorporated into our product line of sensors. We are engineering systems and hardware to incorporate the sensor, as envisioned, into handheld explosive detection devices. Dr. Panos Datskos, a research scientist at UT-Battelle, serves as our liaison and as a member of our Executive Advisory Board.

RESEARCH AND DEVELOPMENT COSTS

From the inception of our current activities in July 1998 through March 31, 2004, we have spent approximately $1,300,000 on research and development activities.

SALES, MARKETING AND PRICING

Many of our goods and services are customized to individual customer needs. However, our core products, which we market under the marks BioClock(R) and CheckPrint(R) as systems, range from $2,500 to the hundred of thousands of dollars, depending on the number of users, sites and functionality of the system. We also offer software updates and on-site service contracts for additional fees. We also sell other goods and services, such as a desk top finger sensor, a desk top finger sensor with a smart card reader built into the desk top unit, software developer's kits and database management tools, at suggested retail prices.

We market our systems to manufacturers, retailers and other businesses with at least 15 to 100 employees, to whom we market our smaller turnkey solution. We also market to larger businesses, including Fortune 500 Companies that require full custom integration solutions. We sell our systems through an in-house sales force as well as original equipment manufacturers ("OEMS") and independent sales representatives. We engage in direct marketing programs, trade show participation, and local, regional and national advertising campaigns to generate sales. Moreover, we have offered consulting and design services to specialized biometric development and deployment projects. By offering our expertise in the design and deployment of biometric systems we may gain additional revenues and create another marketing avenue.

Our network of independent sales representatives, through which we presently derive less than ten (10%) percent of our revenues, currently serve markets throughout the United States, South America and the Pacific rim. We intend to

DEPENDENCE ON A FEW MAJOR CUSTOMERS

Significant portions of our sales to date have been, and will continue to be, made through a small number of significant customers. Specifically, four customers accounted for approximately eighty-seven percent (87%) of our revenues for the fiscal year ended December 31, 2003. Specifically, American Airlines accounted for 33%, Federal Express accounted for 26.8%, Just for Kids accounted for 14.7% and Pearson Education accounted for 13.4%. These same four customers account for eighty percent (80%) of the accounts receivable at year ending December 31, 2003. Just for Kids accounted for 26.5%, Federal Express accounted for 22.4%, American Airlines accounted for 18.5% and Pearson Education accounted for 12.8%. Substantially all of the sales during the six months ended June 30, 2004, were derived from two customers, American Airlines and Federal Express. These two customers accounted for 57% of the outstanding accounts receivable at June 30, 2004. Any disruption in our relationships with one or more of these customers, or any significant variance in the magnitude or the timing of orders from any one of these customers, may result in decreases in our results of operations, liquidity and cash flows. Any such decreases may correspondingly decrease the market price of our common stock.

engage sales representatives and consultants to cover additional territories over the next 12 months. Specifically, we have engaged a consultant to gain entry into the Asian markets, initially targeting China. Our consultant is an Asian company and their marketing efforts include, but are not limited to, strategic alliances, joint ventures, product outsourcing, introductions to Asian sales representatives and investigation of potential mergers and acquisitions between Sense and other Asian companies. Domestically, or through international representative, consultants or strategic partners, we intend to seek penetration of the automotive, retail merchandise, home and business security, food processing facilities, textile manufacturing and trucking and transport distribution markets through the services of these representatives. A commission based upon the sales prices of systems sold by them generally compensates sales representatives.

We intend to license and sell our systems to third party OEMs, integrators and software developers, for incorporation in their products. License fees and royalty fees will be negotiated on a case by case basis, and take into consideration various factors including competitive pricing, the nature of the installation, the number of users to be tracked, and the extent of enhancements, modifications and customization required by the customer. Basic, extended and enhanced maintenance services will also be made available for an annual fee.

INTELLECTUAL PROPERTY

PATENTS

We currently have on file with the United States Patent and Trademark Office, a utility patent that was converted from a provisional patent covering the proprietary use of our technology and the proprietary hardware used in our application. In addition, we have on file a provisional patent regarding our CheckPrint(R) BDS and a utility patent regarding a handheld explosive detection unit. Our goods and services are clearly marked as patent pending. Several other products and methods are being identified as potential patentable subject matter and once the analysis is complete applications will be sought. There is no guarantee that our patent applications will mature into registrations for patents. We have retained patent counsel to review the projects and advise where subject matter applicable for patent protection exists and to prepare applications for the same. All of our employees are under an obligation to assign inventive material to Sense Holdings, Inc.

Please see above Sections titled: ACQUISITION OF MICRO SENSOR TECHNOLOGIES, INC. AND THE MEMS TECHNOLOGY.

TRADEMARKS

We maintain common law rights to our trademarks. The common law rights protect the use of marks used to identify our goods and services since the time of their first use in commerce. We have a registration for our flagship software product CheckPrint(R) and our flagship hardware product BioClock(R). In addition, we have registered Sense(R) as our corporate identity, meCard(R) used to identify identification cards used in conjunction with our biometric systems and "Security Solutions at a Touch of a Finger" (R). Several other marks are being identified as strong product and service identifiers and trademark search and applications are underway. There is no guarantee that our trademark applications will mature into registration of trademarks.

COPYRIGHTS

We are currently filing several copyright applications covering our source code. We maintain common law rights to our proprietary copyrights. The common law rights protect the actual programming code, the look and feel of its display screens and material contained in our user manuals since the time of the copyrightable works creation. In addition, we have an application on file with the United States Copyright Office covering our proprietary source code, the look and feel of our display screens and user manuals. There is no guarantee that our application will mature into a registration for copyright.

Whether or not we obtain formal protection for our products and/or systems, we intend to vigorously protect our ownership rights. However, protection of our rights will not prevent others from developing similar technology on their own or developing other products that may be used for purposes similar to ours. If these events occur, others may become our competitors, which could have a material adverse effect on our business, financial condition and results of operations.

COMPETITION

We face competition from companies engaged in the time and attendance industry, as well as in the security and access control industry. Competition may come from companies using biometric fingerprint technology, as well as from companies using other biometric identification methods. Competitors also include companies marketing traditional forms of employee verification and attendance products, including time clocks, ID badges, passwords and PIN numbers. Many of our competitors may have longer operating histories and greater financial and other resources than we have. Our ability to compete successfully will depend on many factors, including our ability to adapt to changing technologies and meet the needs of the marketplace on a price competitive and timely basis.

Competition in time and attendance services exists from various software developers and product manufacturers, the largest of which is Kronos, a publicly traded company (NASDAQ National Market System: KRON) providing software applications based on a swipe card identifier. Other competitors in time and attendance application development include Simplex, Smartime Software, Time and Tech.com and Unitime Systems. Principal competition in fingerprint biometrics includes Identix, Secugen and Fujitsu. Other biometric technology providers include Recognition Systems (hand geometry), Iridian (iris identification) and LG Electronics. Many of our competitors have a substantially longer operating history than we do and have substantially greater financial and other resources than we do. While we believe that our ability to offer a total package of time and attendance and access control software and innovative hardware gives us a competitive marketing advantage, unless we are able to penetrate the marketplace and gain name recognition for our products and technology, we may be unable to compete effectively.

We believe that we can effectively compete in our industry because:

o Biometric identification is more reliable than traditional employment verification methods;

o Fingerprint identification is less costly and more recognized than other currently available forms of biometric identification;

o Our systems provide a total solution, turnkey approach to our customers;

o Our systems are network enabled and can be remotely accessed by a system administrator to get valuable real time information regarding the customer's work force and security at the workplace;

o Our systems offer an enterprise solution in that the systems are completely scalable for large numbers of employees and multiple access points and numerous locations;

o Our systems are modular and offer a variety of identification methods that can be added to the basic system;

o Our systems are software driven and the software is customizable to a customer's particular needs; and,

o Biometric identification does not use ID badges, passwords, PIN numbers or other devices that have historically been misused by employees to the detriment of employers.

We have not deployed technology in the explosive detection arenas as these products are still under development and do not have an ability to describe our competitive advantages or disadvantages at this time.

Our inability to compete successfully with any of our products could have a material adverse effect on our business, financial condition and results of operations.

EMPLOYEES

We currently employ 6 people, all of whom are full-time employees, in the following capacities: three executive officers, one of which is the chief software designer and programmer, one corporate counsel, one warehouse and assembly employee, and one sales person dedicated to marketing all of our proprietary and licensed products.

CORPORATE HISTORY

We were organized in Idaho, under the name Century Silver Mines, Inc., on February 5, 1968. Originally, we developed mining properties, but by 1998 we had ceased those operations.

Sense Technologies, Inc. was organized under the laws of the State of Florida on July 13, 1998. Sense Technologies was formed for the purpose of engaging in developing and marketing biometric devices for use in employee identification and security-related products.

At its inception in 1998, our business consisted mainly of developing and manufacturing our own technologies and products, including hardware to support our software solutions. Our focus on developing our own products evolved naturally out of our need to supply solutions to our clients, which did not otherwise exist in both a hardware and software platform. Substantially all of our revenues previously were derived from our design and development of hardware and software solutions as well as consulting activities. Research and development of hardware, software and consulting activities are no longer a material part of our business. We now seek to sell our developed software platforms and engage manufacturers that can supply us with the hardware that will support our solutions. In addition, we seek well-funded development partners to license our technology to or sell out right certain patented or proprietary technologies.

In January 1999, we acquired all of the outstanding shares of Sense Technologies for a purchase price consisting of 4,026,700 of our shares, issued to the former shareholders of Sense Technologies. We operated Sense Technologies, Inc. as our wholly owned subsidiary. At the time of the acquisition, Century Silver Mines had no operations and Sense Technologies was developing its proprietary biometric security systems. Immediately following the acquisition, the former shareholders of Sense Technologies owned approximately 93% of our outstanding shares.

At the time of the acquisition, the principal owners of Sense Technologies were Dore Scott Perler and Andrew Goldrich. Dore Perler was its president, Andrew Goldrich was its secretary and treasurer, and Messrs. Perler and Goldrich were the members of its board of directors. At the time of the acquisition, the officers and directors of Century Silver Mines were John Branz, Kirk Scott and Barbara Scott, the mother of Kirk Scott. There were 288,300 outstanding shares of Century Silver Mines owned by approximately 750 holders, none of whom, to our knowledge, owned in excess of 5% of the outstanding shares. However, we understand that Kirk Scott, Barbara Scott and James Scott, her brother-in-law, owned an aggregate of approximately 29% of the outstanding shares of Century Silver Mines at the time of the acquisition.

In January 1999, we reduced the shares of our stock that were outstanding by combining each 7.74 shares that were outstanding, into one share. All numbers of shares in this Prospectus reflect the January 1999 share combination. In June 1999, we changed our corporate domicile from Idaho to Florida and, in connection with the domicile change we changed our name to Sense Holdings, Inc. In May 2000, we increased the number of shares of common stock we are authorized to issue to 20,000,000, in January 2002, we increased our authorized common stock to 40,000,000 shares and in April 2004, we increased our authorized to 100,000.

In May of 2001 we acquired all of the issued and outstanding capital stock of Micro Sensor, a company specializing in explosive detection technology. Micro Sensor is now a wholly owned subsidiary of Sense Holdings. In January 2002, in an effort to unify our corporate identity we ceased operating under the name Sense Technologies, Inc., and began operating only as Sense Holdings, Inc.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table includes the names, positions held and ages of our executive officers and directors.

NAME                     AGE                       POSITION


Dore Scott Perler        44      Chief Executive Officer, President and
                                 Chairman of the Board

Andrew Goldrich          43      Chief Financial Officer, Vice President,
                                 Director, Treasurer and Secretary

Shawn Tartaglia          35      Vice President, Chief Technical Officer and
                                 Director

Julie Slater             45      Director

DORE SCOTT PERLER has served as our Chief Executive Officer, President and Chairman of our board of directors since July 1998. From May 1993 to July 1998, Mr. Perler was a founder, Director, and Vice President of Sales covering the Southeast United States and Latin America, for Latinrep, Inc., a manufacturer's representative organization. He assisted in the formation of Latin Channels, a trade show for Latin American distributors.

ANDREW GOLDRICH has served as our Vice President, Chief Financial Officer, Treasurer, Secretary and a Director since July 1998. From January 1984 to July 1998, Mr. Goldrich was Vice President of Sales and Finance for Sassy Knitting Mills, Inc., a privately held garment manufacturer. He was a founder of Sassy Knitting Mills, where he implemented a national sales force and was responsible for overall financial and marketing activities.

SHAWN TARTAGLIA has served as our Vice President, Chief Technical Officer and Director since July 1998. From November 1997 to July 1998, Mr. Tartaglia was Manager of Information Systems for CompScript, Inc., a privately held pharmaceutical provider. From February 1993 to November 1997, Solopak Pharmaceuticals, a privately held pharmaceutical supplier, employed him as its Systems and Telecommunications Manager.

JULIE SLATER has served as a Director on our board of directors since January 1999. From 1984 and continuing until the present, Ms. Slater has been Vice President of All Eyes Optical, a privately held optometry and retail eyewear provider. She is the sister-in-law to our Chief Executive Officer, Dore Perler.

ADVISORY BOARDS AND KEY CONSULTANTS

We have established two advisory boards: an Operations Advisory Board and the Executive Operation Board. The Operations Advisory Board makes suggestions to the Board of Directors regarding hardware, engineering and manufacturing. The Executive Advisory Board makes suggestions to the Board of Directors regarding strategic goals and objectives of the organization.

We have also engaged several consultants who have played significant roles for us since our inception. The members of our advisory boards and consultants are:

ALEX SCHLINKMANN is a member of our Operations Advisory Board and a consultant. Mr. Schlinkmann has been a consultant to us, through Test Systems Engineering, since July 1998. Since 1991 he has been President and Design Engineer for Test Systems Engineering. He has helped with the design of several components of our hardware housing, given advice on best manufacturing methods and constructed prototypes of new hardware housings and components.

JAMIE SCHLINKMANN is also a member of our Operations Advisory Board and a consultant. Mr. Schlinkmann is the brother of Alex Schlinkmann, and has been a consultant to us since July 1998. Since 1991 he has been Vice President and Design Engineer for Test Systems Engineering. He has also helped with the design of several components of our hardware housing, given advice on best manufacturing methods and constructed prototypes of new hardware housings and components.

PHILIP KENDAL is a member of our Executive Advisory Board and a consultant. Mr. Kendal is a successful business professional and currently serves as the Chairman of G-Com2 Solutions, which provides systems and services are designed to expedite document preparation and reduce production time and cost. This value-added process dramatically benefits its clients in the mutual fund, commercial and association industries.

DR. PANOS DATSKOS is also a member of our Executive Advisory Board. Dr. Datskos is a scientist at Oak Ridge National Laboratory and serves as a liaison between Sense and the laboratory. He advises the Board of Directors with regards to the MEMS technology currently under license.

The Advisory Board positions are voluntary and each member is an equity owner in Sense.

BOARD OF DIRECTORS

All Directors serve for one year or such longer time until their successors are elected and qualify. Directors do not receive compensation for serving as such. The Board of Directors appoints officers and terms of office are, unless otherwise stated in employment contracts, at the discretion of the Board of Directors.

Pursuant to a Private Placement Agreement, wherein Joseph Stevens and Company, Inc., ("Joseph Stevens") assisted in the placement of $750,000 in our securities to individual investors in 2001, Joseph Stevens has the right to designate one member to our board of directors or, in lieu thereof, appoint one observer to our board of directors until not later than March 26, 2006. To date, Joseph Stevens has not designated a director or observer. We have agreed to reimburse such designee for out-of-pocket expenses incurred in connection with attending meetings of our board of directors.

BOARD COMMITTEES

We do not as yet have an audit committee or a compensation committee. Our Board of Directors, by majority, handles the tasks of unformed board committees. No members of our board are independent, within the meaning of rules of the Securities and Exchange Commission or self-regulatory organizations. In addition we have not as yet adopted an ethics policy but we expect to formulate one in the near future.

EMPLOYMENT AGREEMENTS AND COMPENSATION PACKAGES

EMPLOYMENT AGREEMENTS

In December 2002, we entered in to two-year employment contracts with its Chief Executive Officer, Chief Financial Officer and Chief Technology Officer. Specific terms are detailed below.

DORE PERLER. Pursuant to his employment agreement with us, Mr. Perler renders full-time professional services to Sense in the capacity of Chief Executive Officer. He is obligated, at all times, to faithfully, industriously and to the best of his ability, perform all duties set forth in Sense bylaws and in policy statements of the board of directors.

In consideration for these services as Chief Executive Officer, Sense pays Mr. Perler a salary of $125,000 per annum. Pursuant to a Placement Agency Agreement entered into in conjunction with equity financing that had a Final Closing Date of June 8, 2004, the officers agreed that for a period of one (1) year from the Final Closing Date, they would not increase their base salary in excess of ten percent (10%) per year. In addition, Perler is provided a car allowance of up to $ 400.00 per month, or lease.

ANDREW GOLDRICH. Pursuant to his employment agreement with us, Mr. Goldrich renders full-time professional services to Sense in the capacity of Chief Financial Officer. He is obligated, at all times, to faithfully, industriously and to the best of his ability, perform all duties set forth in Sense bylaws and in policy statements of the board of directors.

In consideration for these services as Chief Financial Officer, Sense pays Mr. Goldrich a salary of $125,000 per annum. . Pursuant to a Placement Agency Agreement entered into in conjunction with equity financing that had a Final Closing Date of June 8, 2004, the officers agreed that for a period of one (1) year from the Final Closing Date, they would not increase their base salary in excess of ten percent (10%) per year. In addition, Sense will provide a car allowance of up to $ 400.00 per month, or lease.

SHAWN TARTAGLIA. Pursuant to his employment agreement with us, Mr. Tartaglia renders full-time professional services to Sense in the capacity of Chief Technical Officer. He is obligated, at all times, to faithfully, industriously and to the best of his ability, perform all duties set forth in Sense bylaws and in policy statements of the board of directors.

In consideration for these services as Chief Technical Officer, Sense pays Mr. Tartaglia a salary of $96,000 per annum. Pursuant to a Placement Agency Agreement entered into in conjunction with equity financing that had a Final Closing Date of June 8, 2004, the officers agreed that for a period of one (1) year from the Final Closing Date, they would not increase their base salary in excess of ten percent (10%) per year.

INCENTIVE COMPENSATION

In addition to the base salary, each of our executives who have employment agreements with us are entitled to receive, as incentive compensation in respect of each calendar year (or portion thereof) of Sense, an amount determined in accordance with any bonus or short term incentive compensation program (which may be based upon achieving certain specified performance criteria) which may be established by the board. Sense's Board of Directors shall review the determination as to the amounts of any awards available to our executives under these programs at least annually. The review shall ensure that such amounts are competitive, and comparable, with awards granted to similarly situated executives of publicly held companies comparable to Sense.

OTHER BENEFITS

The employment agreements with our executives also provide other benefits. Executives receive 10 paid vacation days and such other paid holidays in accordance with Sense's policy. In addition, they are compensated in accordance with Sense's disability policies. An executive may receive up to six (6) months salary continuation in the event of short-term disability. An executive may be granted permission to be absent from Sense during working days to attend professional meetings and to attend to such outside professional duties in the biometrics field as have been mutually agreed upon. Attendance at such approved meetings and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time. We shall reimburse the executive for all expenses incurred by the executive incident to attendance at approved professional meetings and such entertainment expenses incurred by the executive in furtherance of Sense's interests, provided, however, that such reimbursement is approved by the Board of Directors. We pay dues to professional associations and societies and to such service organizations and clubs of which the executive is a member, which has been approved by the Board of Directors as being in the best interests of Sense. The executives receive all other fringe benefits to which all other employees of Sense are entitled.

INSURANCE

All of our executives are covered under our general liability insurance policy for all acts done by him in good faith as an officer throughout the term of their contracts with us. Sense does not have an additional insurance policy covering its Directors and Officers. We also provide comprehensive health and major medical insurance for our executives and their families, according to Sense's benefit package.

TERMINATION

In the event of involuntary termination without "cause" or disability, each executive will be entitled to the following compensation for the succeeding 24 months following the date of termination:

o A total of two hundred (200%) percent of the executive's base compensation in effect on the date of the employment termination; plus

o A total of two hundred (200%) percent of the executive's annual incentive bonus earned on a quarterly basis as of the date of the termination, assuming the executive was employed on the last day of the quarter in which termination of employment occurred.

In the event the executive is terminated for "cause" the executive will be entitled to any unpaid salary through the date of termination and deferred compensation will be forfeited. In the event there is a "Change in Control", we will be required to pay the executive a lump sum equal to 299% of the executive's base compensation in effect on the date of employment plus 299% of the executive's prior year incentive bonus. The executives may, at their discretion, elect to terminate the contract the executive must give the board 90 days written notice and the executive would not be entitled to severance benefits.

INDEMNIFICATION

Our Articles of Incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law. Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

We are not currently subject to Section 16(a) of the Securities Exchange Act of 1934, and, therefore, our directors and executive officers, and persons who own more than ten percent of our common stock are not required to file with the Securities and Exchange Commission reports disclosing their initial ownership and changes in their ownership of our common stock. We have agreed to register under Section 12(g) of the Securities Exchange Act of 1934, at which time our directors, executive officers and 10% shareholders will become subject to section 16(a).

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information relating to all compensation awarded to, earned by or paid by us for each of the last three fiscal years ended December 31, to: (a) our President and Chief Executive Officer; and (b) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2003:

 Name and Principal Position         Fiscal                             Other Annual        LTIP         All Other
 Compensation                         Year        Salary       Bonus    Compensation     Options/ (#)     Payouts
 ---------------------------          ----        -------      -----    ------------     ------------    ---------
 Dore Scott Perler, CEO               2003       $125,000         -           -                -             -
                                      2002       $101,250         -           -             150,000          -
                                      2001       $ 93,000         -           -             650,000          -

 Andrew Goldrich, VP                  2003       $125,000         -           -                -             -
                                      2002       $101,250         -           -             150,000          -

OPTION GRANTS IN LAST FISCAL YEAR

There were no grant of options to purchase shares of our common stock during the fiscal year ended December 31, 2003 to (a) our President and Chief Executive Officer; or (b) any of our executive officers that earned more than $100,000 during the fiscal year ended December 31, 2003. However, on June 24, 2004 Mr. Perler and Mr. Goldrich were granted 250,000 options each under the 1999 Plan to replace options which had expired under that Plan.

Name and Principal Position        Fiscal
                                    Year       Options/ (#)
                                   ------     -------------
         -                          2003            -*

* does not include 250,000 granted to Dore Perler and Andrew Goldrich on June 24, 2004

INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

1999 Plan: On July 19, 1999, the board of directors and shareholders adopted our 1999 stock option plan. We have reserved 1,500,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1999 stock option plan. The 1999 stock option plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options.

Under the stock option plan we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants. Our board of directors currently administers the 1999 stock option plan.

Subject to the provisions of the stock option plan, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 75% of the fair market value of the shares of common stock on the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of April 13, 2004 we have granted options to purchase 1,465,000 shares under the 1999 stock option plan. There are 35,000 shares remaining under the 1999 stock option plan and none of the options granted to date have been exercised.

2001 Plan: On November 28, 2001, the board of directors adopted our 2001 equity compensation plan, and on November 28, the 2001 plan was ratified by holders of a majority of our outstanding common stock. We have reserved 2,000,000 shares of common stock for issuance as stock grants and upon exercise of options granted from time to time under the 2001 equity compensation plan. The 2001 plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options, as well as direct stock grants.

Under the 2001 plan we may grant incentive stock options only to key employees and employee directors. We may grant non-qualified options and issue direct stock awards to our employees, officers, directors and consultants. Our Board of Directors currently administers the 2001 equity compensation plan.

Subject to the provisions of the 2001 plan, the board will determine who shall receive options or grants, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than the par value for our common stock The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. The board may also direct the issuance of shares of our common stock as awards under the 2001 plan. Absent registration under the Securities Act of 1933, as amended, or the availability of an applicable exemption there from, shares of common stock received as stock grants and upon exercise of options will be subject to restrictions on sale or transfer. As of June 29, 2004, we have granted options or awarded shares in the amount of 1,817,3699 under the 2001 plan. Under the 2001 plan and there are 182,361 shares remaining and none of the options granted to date have been exercised.

OPTION EXERCISES AND HOLDINGS

The following table contains information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended December 31, 2003 to (a) our President and Chief Executive Officer; and (b) each of our executive officers that earned more than $100,000 during the fiscal year ended December 31, 2003.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                                                            Number of
                                                                           Securities            Value of
                                                                           Underlying           Unexercised
                             Shares                                        Unexercised         In-The-Money
                            Acquired                                      Options/SARs         Options/SARs
                               On                         Value           At FY-End (#)        At FY-End ($)
                            Exercise                    Realized          Exercisable/         Exercisable/
      Name                     (#)                         ($)            Unexercisable        Unexercisable
      ----                -------------               -------------       -------------        -------------
Dore Scott Perler, CEO         -                            -              800,000/-0-         -0-/-0-

Andrew Goldrich, VP            -                            -              800,000/-0-         -0-/-0-

Long-Term Incentive Plans Awards in Last Fiscal Year

                                     Number          Performance
                                    of Shares         or Other             Estimated Future Payouts Under
                                    Units or        Period Until             Non-Stock Price-Based Plans
                                                                          ---------------------------------
                                  Other Rights       Maturation             Threshold   Target    Maximum
      Name                            (#)             or Payout               ($or #)   ($or #)   ($ or #)
      ----                    --------------------    ---------           ---------------------------------
Dore Scott Perler, CEO                  -                 -                      -          -       -

Andrew Goldrich, VP                     -                 -                      -          -       -

The following table sets forth, as of June 29, 2004, information known to us relating to shares, options, warrants and rights issued under existing equity compensation plans.

                                       (a)                      (b)                          (c)
                              Number of securities      Weighted-average        Number of Securities remaining
                              issued or to be           exercise price of       available for future
                              issued upon exercise      outstanding             issuance under equity
                              of outstanding options    options, warrants       compensation plans
                              warrants and rights       and rights              (excluding securities
  Plan Category                                                                 reflected in column (a))
  -------------               -------------------       ------------------      ------------------------------
Equity Compensation Plans approved by Security Holders

1999 Plan                         1,465,000                    $.46                        35,000

2001 Plan                          880,000                     $.74                       182,631

Equity Compensation Plans not approved by Security Holders

     0                                  0                      $.00                            00

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

As authorized by the Florida Business Corporation Law, our Articles of Incorporation provide that none of our directors shall be personally liable to for monetary damages for breach of fiduciary duty as a director, to shareholders, except liability for:

o Any breach of the director's duty of loyalty to our company or its shareholders;

o Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

o unlawful payments of dividends or unlawful stock redemptions or repurchases; and

o any transaction from which the director derived an improper personal benefit.

This provision limits our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

Our Articles of Incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

                              CERTAIN TRANSACTIONS

During the years 2000, 2001 and 2002, Dore Perler was loaned $42,000, Andrew Goldrich was loaned $24,500 and Shawn Tartaglia was loaned $1,722. At that time the officers were receiving salaries well below the market value for their services rendered. However, because revenues where minimal the officers elected to obligate themselves to loans from Sense rather than take disbursements to compensate for their underpayment. As of December 31, 2003, the balances are still owed. The individuals debtors have executed promissory notes with Sense, which are due on December 31, 2004.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth, as of June 30, 2004, information known to us relating to the beneficial ownership of shares of common stock by: each person who is the beneficial owner of more than five percent of the outstanding shares of common stock; each director; each executive officer; and all executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner in the table set forth below is in care of: Sense Holdings, Inc., 4503 NW 103rd Avenue, Suite 200, Sunrise, Florida 33351.

We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from the date of this prospectus upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of the date of this prospectus, have been exercise or converted.

Except as other wise required by Securities and Exchange Commission rules relating to beneficial ownership, the table does not give effect to the issuance of up to:

o 2,352,500 shares of common stock issuable upon exercise of options that have been granted;

o 9,682,590 shares of common stock issuable upon exercise of outstanding purchase warrants; and/or

Name and Address of             Amount and Nature of               Percentage
   Beneficial Owner             Beneficial Ownership                of Class

Dore S. Perler                  2,094,723 shares(1)                   6.67%
9400 S.W. 49th Place
Cooper City, FL 33328

Andrew Goldrich                 1,954,519 shares(1)                   6.22%
21653 Marigot Drive
Boca Raton, FL 33428

Shawn Tartaglia                   768,585 shares(2)                    2.4%
6888 Ashburn Road
Lake Worth, FL 33467

Julie Slater                       43,703 shares                         *
402 N.W. 118th Terrace
Coral Springs, FL 33071

Officers and Directors          4,861,530 shares(3)                  15.47%
as a group (4 persons)

* Less than 1%.

(1) Includes 800,000 shares issuable upon exercise of currently exercisable options.

(2) Includes 575,000 shares issuable upon exercise of currently exercisable options.

(3) Includes 2,175,000 shares issuable upon exercise of currently exercisable options.

                            DESCRIPTION OF SECURITIES

GENERAL

The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof, copies of which may be obtained upon request. Our authorized capital consists of 100,000,000 shares of common stock, par value $.10 per share. We are not currently authorized to issue any preferred stock.

COMMON STOCK

Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefore. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights, meaning that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

COMMON STOCK PURCHASE WARRANTS

In connection with our private placement of shares and warrants, in March 2001 we issued an aggregate of 1,208,000 shares of common stock and common stock purchase warrants of 604,000 for the purchase of additional shares. The shares were issued at $.75 and the price per share on the day of closing was $.88. Each warrant, which is not freely transferable, entitles the owner to purchase one share, until not later than April 29, 2006, for an exercise price of $1.50. The shares, including those issuable upon exercise of the warrants, are being registered herein for resale on behalf of the holders. To date, none of the warrants have been exercised.

In connection with our private placement of shares and warrants, in October 2002 we issued an aggregate of 610,000 shares of common stock and common stock purchase warrants of 353,800 for the purchase of additional shares. Each warrant, which is not freely transferable, entitles the owner to purchase one share, until not later than October 31, 2007, for an exercise price of $.50. The shares, including those issuable upon exercise of the warrants, are being registered herein for resale on behalf of the holders. To date, none of the warrants have been exercised.

In connection with our promissory note, in August 2003 we issued common stock purchase warrants of 525,000 for the purchase of common shares. Each warrant, which is not freely transferable, entitles the owner to purchase one share, until not later than August 14, 2008, for an exercise price of $.16. The shares issuable upon exercise of the warrants, are being registered herein for resale on behalf of the holders. To date, none of the warrants have been exercised.

On September 19, 2003, we granted 100,000 warrants to a consultant for services rendered. The warrants expire 5 years from the date of grant and are exercisable at $0.55 per warrant.

In April 2004, we consummated a capital raise through a private placement offered to accredited investors. We offered investment units each costing $35,000, with each unit consisting of (a) a number of shares of common stock of Sense determined by dividing the unit price by $.175 per share and (b) one common stock purchase warrants for every two shares of common stock received upon conversion with an exercise price of $.20 per share. In the event that Sense fails to satisfy registration rights, as defined, the purchase price will be adjusted to $.125 per share. In April 2004, we sold six units under the private placement aggregating 1,200,000 shares of common stock and 600,000 warrants for net proceeds of $210,000. The warrants expire in April 2009.

In May 2004, note holders comprising the $750,000 notes payable converted $175,000 of debt into 673,078 shares of common stock. Additionally, in May and June 2004, we repaid all notes holders in full $575,000.

On May 10, 2004, we issued 6,600,000 shares of common stock and granted 1,650,000 warrants for net proceeds of approximately $1,188,000 in connection with a private placement.

In June 2004, we issued 3,200,000 shares of common stock and granted 800,000 warrants for net proceeds of approximately $545,750 in connection with a second and third closing of the private placement disclosed on May 10, 2004.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is ComputerShare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, CO 80401, and its telephone number is (303) 262-0600.

                            SELLING SECURITY HOLDERS

The registration statement of which this prospectus is a part, is being filed to fulfill certain contractual obligations in connection with prior private placements of securities which are described below.

EQUITY RAISE MARCH 2001

On March 28, 2001, Sense raised $755,000 through a private placement of 604,000 units ($1.25 per unit), each unit consisting of two shares of the Company's common stock, totaling 1,208,000 shares and one common stock purchase warrant, totaling 604,000, exercisable at $1.50 per share.

In connection with the March 2001 private placement, we entered into a placement agency agreement with Joseph Stevens and Company Inc., a placement agent. On March 28, 2001 we issued 627,500 to the placement agent for services rendered under the Agency Agreement, to Joseph Stevens and Company, Inc., and its affiliates. The affiliates are more fully disclosed in the selling securities holders table which follows. Subsequently, in connection with a March 2004 equity raised describe below, we reduced the exercise price of 627,500 warrants for the placement agent from $.50 to $.10 per share and extended the expiration date of these warrants to May 2009.

No shares under this offering are being registered as part of this Prospectus. Resale of the shares upon the exercise of 604,000 and 627,500 warrants issued to the investors and placement agent respectively thereunder, in these transactions are covered by this Prospectus.

EQUITY RAISE MARCH 2002

On March 01, 2002, Sense closed on an offering of securities of 70 Units. We raised $2,625,625 through a private placement of 70 units ($37,500 per unit), each unit consisting of 50,000 shares of Sense's common stock and 50,000 common stock warrants exercisable at $1.00 per share with an expiration date of five
(5) years from the date of closing. The shares were issued at $.75 and the price per share on the day of closing was $.88. The units were issued to a total of seventy-one persons whom we had reasonable grounds to believe were accredited investors. The Units were offered and sold with the assistance of the Placement Agent, vFinance Investments, Inc ("VFI"). At the final closing of this offering, Sense Holdings, Inc. granted to VFI, and its affiliates, who comprise individual brokers employed by VFI, 650,000 warrants. The affiliates are more fully disclosed in the selling securities holders table which follows. These Warrants will be exercisable at $1.00 for a period of five (5) years from the closing date of this offering.

No shares under this offering are being registered as part of this Prospectus. Resale of the shares upon the exercise of 50,000 and 650,000 warrants issued thereunder, in these transactions are covered by this Prospectus.

EQUITY RAISE OCTOBER 2002

In October 2002, as part of a private placement we issued 610,000 shares to two accredited investors and aggregated proceeds of $250,000 through a private placement of 2 units ($125,000 per unit), each unit consisting of 152,500 shares of Sense's common stock and 152,500 common stock warrants exercisable at $.50 per share with an expiration date of five years from the date of closing. The Units were offered and sold with the assistance of the Placement Agent, vFinance Investments, Inc ("VFI"). At the final closing of this offering, Sense Holdings, Inc. granted to VFI, and its affiliates, who comprise individual brokers employed by VFI, 48,800 warrants. The affiliates are more fully disclosed in the selling securities holders table which follows. These Warrants will be exercisable at $0.50 for a period of five (5) years from the closing date of this offering. The units were issued to a total of two persons whom we had reasonable grounds to believe were accredited investors.

Resale of the 610,000 shares issued, and shares issuable upon the exercise of 305,000 and 48,800 warrants issued thereunder, in these transactions are covered by this prospectus.

PROMISSORY NOTE AUGUST 2003

In August of 2003, Sense closed on an offering for sale a maximum of 15 units (the "Units") for $50,000 per Unit, for a total of $750,000, to accredited investors only. Each Unit consists of a Promissory Note in the principal amount of $50,000 (the "Notes") and a Common Stock Purchase Warrant (the "Warrants") to purchase 25,000 shares of the common stock, par value $0.10 per share of Sense Holdings, Inc. (the "Common Stock"), exercisable at $0.16 per share for a period of 5 years. Investors in this Offering received 375,000 warrants to purchase common shares of Sense Holdings, Inc. In addition, Sense granted to the Placement Agent, vFinance Investments, Inc., and its affiliates, warrants to purchase 150,000 common shares. The affiliates are more fully disclosed in the selling securities holders table which follows. Placement Agent Warrants will be exercisable on the same terms and the same price as the Investor Exercise Price.

Resale of the shares upon the exercise of 375,000 and 150,000 warrants issued thereunder, in these transactions are covered by this Prospectus.

SHARES ISSUED FOR CONSULTING SERVICES NOVEMBER 2003

In November of 2003, Sense issued shares to two consultants, Marc Seigel 190,000 and Xi Yewen 700,000 for consulting services regarding business development in China. The consulting services include but are not limited to locating possible merger and acquisition candidates in China, as well as assisting the company in sourcing less expensive manufacturing services in China. Services are continuing under these agreements.

EQUITY RAISE APRIL 2004

In April 2004, we consummated a capital raise through a private placement offered to accredited investors. We offered investment units each costing $35,000, with each unit consisting of (a) a number of shares of common stock of Sense determined by dividing the unit price by $.175 per share and (b) one common stock purchase warrants for every two shares of common stock received upon conversion with an exercise price of $.20 per share. In the event that Sense fails to satisfy registration rights, as defined, the purchase price will be adjusted to $.125 per share. In April 2004, we sold six units under the private placement aggregating 1,200,000 shares of common stock and 600,000 warrants for net proceeds of $210,000. The warrants expire in April 2009.

Resale of the 1,200,000 shares issued, and shares issuable upon the exercise of 600,000 warrants issued thereunder, in these transactions are covered by this prospectus.

PROMISSORY NOTE CONVERSION MAY 2004

In May 2004, note holders comprising the $750,000 notes payable converted $175,000 of debt into 673,078 shares of common stock. Additionally, in May and June 2004, we repaid all notes holders in full $575,000.

Resale of the 673,078 shares issued in these transactions is covered by this prospectus.

EQUITY RAISE MAY 2004

In May 2004, we consummated a capital raise through a private placement offered to accredited investors. We offered, through a placement agent, investment units each costing $10,000, with each unit consisting of (a) a number of shares of common stock of Sense determined by dividing the (i)unit price by (ii) a price equal to 80% of the 5-day average of the closing bid price of the shares of common stock prior to the initial closing or any subsequent closing of the Placement, with floor on the common stock purchase price of $.20 and a ceiling on the common stock purchase price of $.26, and (b) a warrant to purchase, at any time prior to the fifth anniversary following the date of issuance of the warrant, a number of shares equal to 25% of the number of shares included with the unit, at a exercise price equal to $.50 per share of common stock.

On May 10, 2004, we issued 6,600,000 shares of common stock and granted 1,650,000 warrants for net proceeds of approximately $1,188,000 in connection with this private placement. In June 2004, we issued 3,200,000 shares of common stock and granted 800,000 warrants for net proceeds of approximately $545,750 in connection with this private placement.

In connection with the May 2004 private placement, we entered into a placement agency agreement with Joseph Stevens and Company Inc., a placement agent. On June 8, 2004 we issued 980,000 to the placement agent for services rendered under the Agency Agreement, to Joseph Stevens and Company, Inc., and its affiliates. The affiliates are more fully disclosed in the selling securities holders table which follows. Additionally, we reduced the exercise price of 342,475 warrants previously granted on March 28, 2001 to the Placement Agent and investors thereof from $.50 to $.10 per share and extended the expiration date of these warrants to May 2009.

Resale of the 10,780,000 shares issued, inclusive of the 980,000 placement agent shares and shares issuable upon the exercise of 2,450,000 warrants issued thereunder in these transactions are covered by this prospectus.

Sub-Table Selling Security Holders Under this registration

                                      Investor     Investor     Consulting    PA Shares     PA Warrants
                                       Shares      Warrants       Shares
                                     ----------    ---------    ----------    ----------    ------------
EQUITY RAISE MARCH 2001                              604,000                                  627,500[1]
EQUITY RAISE MARCH 2002                            3,500,834                                  866,456[2]
EQUITY RAISE OCTOBER 2002               610,000      305,000                                   48,800[2]
PROMISSORY NOTE AUGUST 2003                          375,000                                  150,000[2]
CONSULTING SERVICES NOVEMBER 2003                                890,000
EQUITY RAISE APRIL 2004               1,200,000      600,000
PROMISSORY NOTE CONVERSION MAY 2004     673,078
EQUITY RAISE MAY 2004                 9,800,000    2,450,000                  980,000[3]

Sub-Totals                           12,283,078    7,834,834     890,000      980,000       1,692,756

Total Shares                         14,153,078

Total Warrants                        9,527,590

[1] 627,500 total PA warrants to Joseph Stevens and Company, Inc., and its affiliates
[2] 1,065,256 total PA warrants to vFinance Investments, Inc., and its affiliates
[3] 980,000 total PA shares to Joseph Stevens and Company, Inc., and its affiliates

SELLING SECURITIES HOLDERS

         The following table sets forth:

o        the name of each selling security holder;

o the number or shares of common stock beneficially owned by each selling security holder as of the date of this prospectus, giving effect to the exercise of the selling security holders' warrants into shares of common stock;

o        the number of shares being offered by each selling security holder;

o        the number of shares represented by exercisable warrants; and,

o        the percent of class owned after offering.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon information provided by our transfer agent as of March 31, 2004.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares.

There are no Shares available for resale hereby that are held by the affiliated selling security holder.

The shares of common stock being offered are being registered to permit public sales and the selling security holders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling security holder is being borne by us. We may receive some proceeds for the warrants being registered as part of registration. However, there is no guarantee the any such warrants will be exercised. All proceeds received for the exercise of warrants will be used in connection with Sense's on going business and to service any short term debt. An "*" indicates less than 1% of the class after this offering.

                                                                         Shares Available from
                                      Shares          Shares Available      the Exercise of     Shares Owned
                                    Benefically       Pursuent to this   Warrants Pursuant to    After this    Percent of Class
 Selling Security Holder               Owned             Prospectus        this Prospectus         Offering     After Offering
 -----------------------            -----------       ----------------   ---------------------  ------------   ----------------
Alloy, Mark                            250,000                                   125,000            125,000          *
Ball, Edward                           125,000             100,000                25,000                  0          *
Barr, Terry & Martha                   125,000             100,000                25,000                  0          *
Barry Lind Revocable Trust             875,000             700,000               175,000                  0          *
Bazelon, Richard                       100,000                                    50,000             50,000          *
Benadum, David                         312,500             250,000                62,500                  0          *
Berlin, Paul F.                        218,750             175,000                43,750                  0          *
Bomoseen Associates                    630,000             400,000               200,000             30,000          *
Bradley Family Trust                    93,750              75,000                18,750                  0          *
Buddie, Tom [2]                          1,000                                     1,000                  0          *
Callahan, Les                          100,000                                    50,000             50,000          *
Campanella, Richard [2] (Investment)     6,667                                     6,667                  0          *
Campanella, Richard [2] (PA Fee)        10,000                                    10,000                  0          *
Chant, Edward                          250,000             200,000                50,000                  0          *
Charles, Tom                            20,000                                    20,000                  0          *
Chira, Lee                             187,500             150,000                37,500                  0          *
Claps, Daniel A. [3]                     4,000               4,000                                        0          *
Cohen, David [2]                         2,000                                     2,000                  0          *
Coladonato, Antonio [3]                  1,000               1,000                                        0          *
Cooper, Keith                          125,000             100,000                25,000                  0          *
Covel, Jeffrey                          25,000                                    25,000             25,000          *
Crowe, Paul J.                          62,500              50,000                12,500                  0          *
Cruz, Irving [3]                         2,500                                     2,500                  0          *
Dandekar, Kumar & Leena                156,250             125,000                31,250                  0          *
David, Richard                         928,462             288,462               150,000            490,000          *
David, Richard - IRA                   100,000                                    50,000             50,000          *
Deatkine, David                         75,000                                    37,500             37,500          *
Deckelbaum, Morris                      50,000                                    25,000             25,000          *
Decklebaum, Gordon                      50,000                                    25,000             25,000          *
Delbono, Louis                          93,750              75,000                18,750                  0          *
Dickerson Fam. Liv. Trust              300,000                                   150,000            150,000          *
Dove, Krissy [2]                         3,000                                     3,000                  0          *
Dunkeld Holdings                       540,000                                   240,000            300,000          *
Eastman, Ronald                        100,000                                    50,000             50,000          *
Edge Capital Partners                  600,000             400,000               200,000                  0          *
Erickson, Roger                        312,500             250,000                62,500                  0          *
Fekas, William & Nancy Jan             156,250             125,000                31,250                  0          *
Ferraro, Alan [3] (Investment)          62,500              50,000                12,500                  0          *
Ferraro, Alan [3] (PA Fee)              38,250              38,250                                        0          *
Fiekowsky, Seymour & Hortense           62,500              50,000                12,500                  0          *

Fox, William L. & Lynne                312,500             250,000                62,500                  0          *
Franz Family Trust                     156,250             125,000                31,250                  0          *
Frasco, William Christopher [3]          4,750               4,750                                        0          *
Freed, Allen [2]                         2,000                                     2,000                  0          *
Friedlander, Chuck                      50,000                                    25,000             25,000          *
Fulton, Peter [2] (Investment)          12,500                                    12,500                  0          *
Fulton, Peter [2] (PA Fee)              99,800                                    99,800                  0          *
Gagliardi, Victor                       50,000                                    25,000             25,000          *
Galterio, Richard [2] (Investment)      75,000                                    75,000                  0          *
Galterio, Richard [2] (PA Fee)         223,500                                   119,000            104,500          *
Galterio, Silvio                       100,000                                   100,000                  0          *
Gambino, Daniel [2]                     12,000                                    12,000                  0          *
Geiger, Michael C.                     156,250             125,000                31,250                  0          *
Gibson, Clay                            72,500              50,000                12,500                  0          *
Gomes, Zachary                          65,000                                    50,000             15,000          *
Gorden, Christopher                    326,154              96,154               100,000            130,000          *
Grad, Alan                             156,250             125,000                31,250                  0          *
Graves, H. Eugene                       54,500                                    50,000              4,500          *
Groeneveld, Bill [2]                     2,000                                     2,000                  0          *
Gueye, El Hadji S. [3]                   2,500               2,500                                        0          *
Gurewitsch, Steven                     218,750             175,000                43,750                  0          *
Hellner, Mark                          156,250             125,000                31,250                  0          *
Herzing, Henry                         211,654              96,154                37,500             78,000          *
Hickey, Bill & Pamela                  315,000                                   150,000            165,000          *
Hickey, Kim                            115,000                                    50,000             65,000          *
Huse, Wilfred & Margaret               150,000                                    75,000             75,000          *
Hyde, Miles                             62,500              50,000                12,500                  0          *
Jackson, William Joe & A. Street        50,000                                    25,000             25,000          *
Jacobs, Ian [2]                          1,000                                     1,000                  0          *
Janay, Gad                              37,500                                    37,500                  0          *
Janis, Michael & Rosamond              100,000                                    50,000             50,000          *
Jo Bar Enterprises, LLC                100,000                                    50,000             50,000          *
John Randall Wear Trust                156,250             125,000                31,250                  0          *
Jones, Gerald B.                       100,000                                    50,000             50,000          *
Joseph Stevens LP [3]                  342,475                                   342,475                  0          *
Jupiter Global Tech Fund             1,250,000           1,000,000               250,000                  0          *
Kalb & Peck P.C. Trust II              200,000                                   100,000            100,000          *
Katz, Joel - IRA                       375,000             300,000                75,000                  0          *
Keir & Cawder                          240,000                                    80,000            160,000          *
Kendal, Phil                           100,000                                    50,000             50,000          *
Koch, John R.                           93,750              75,000                18,750                  0          *
Kriel, Edwin                            62,500              50,000                12,500                  0          *
LaBarbara, Anthony & Fran               25,000                                    12,500             12,500          *
LaBarbara, Vincent [2]                  10,500                                     8,000              2,500          *
Lambert, James A. & Laura              125,000             100,000                25,000                  0          *
Lamm, Thomas C. & Zully                156,250             125,000                31,250                  0          *
Laughton, David Bruce                   78,125              62,500                15,625                  0          *
Leben, Michael Justin [3]                3,000               3,000                                        0          *
Leeds, Paul H.                         156,250             125,000                31,250                  0          *
Leeds, Ryan [2]                          2,000                                     2,000                  0          *
Leithauser, David                      100,000                                    50,000             50,000          *
Liebreich, Howard                      150,000                                    75,000             75,000          *
Lind Family Investments LP             156,250             125,000                31,250                  0          *
Lipshultz, Bruce                        50,000                                    50,000                  0          *
Lonergan, Dan                          100,000                                    50,000             50,000          *
Maguire, Jim [2]                         1,000                                     1,000                  0          *
Mahoney, Tim [2]                        15,000                                    15,000                  0          *
Manz, Kurt                              25,000                                    25,000                  0          *
Markowitz, Michele [3]                 179,063             179,063                                        0          *
Marsillo, Mario [2]                      8,000                                     8,000                  0          *
Matthai, Jon [2]                         1,000                                     1,000                  0          *
McEntire, Robert                       625,000             500,000               125,000                  0          *
Meislich, Herbert                      100,000                                    50,000             50,000          *
Melchior, Jean                         937,500             750,000               187,500                  0          *

Metzner, Daryl                         100,000                                    50,000             50,000          *
Metzner, Gary                           50,000                                    25,000             25,000          *
Migliaccio, Fabio [3]                   20,000              20,000                                        0          *
Miller, John R.                         80,000                                    80,000                  0          *
Miller, Patrick                         25,000                                    25,000                  0          *
Miller, Patrick & Lee                  100,000                                    50,000             50,000          *
Mongelli, Rocco [2]                      4,000                                     4,000                  0          *
Morice, Natchez                         62,500              50,000                12,500                  0          *
MSB Family Trust                       250,000             200,000                50,000                  0          *
Mulkey II Ltd Partnership              799,808             497,308               302,500                  0          *
Mulkey, David                          100,000                                    50,000             50,000          *
Nunley Investments, LLC                200,000                                   100,000            100,000          *
Orthos, Peter [3]                      236,775              50,000               186,775                  0          *
Orthos, Peter & Alexander [3]          351,625             351,625                                        0          *
Panzer, Leonard                         62,500              50,000                12,500                  0          *
Paxinos, George [3]                     13,000              13,000                                        0          *
Pellegrino, Frank                      100,000                                    50,000             50,000          *
Person, Michael S.                     104,000                                   104,000                  0          *
Peskin, Martin                         300,000                                    50,000             250,00          *
Peskin, Martin - Pension               100,000                                    50,000             50,000          *
Petrozzo, Robert [3]                    71,250              71,250                                        0          *
Petrus, Paul                            33,333                                    33,333                  0          *
Petrus,Paul - IRA                       16,667                                    16,667                  0          *
Powell, Randall L.                     125,000             100,000                25,000                  0          *
Prager, Robert [2]                       3,000                                     3,000                  0          *
Provinzino, John C.                     62,500              50,000                12,500                  0          *
R.F. Invest. Partners, Inc.             25,000                                    25,000                  0          *
Rand, Eric [2]  (Investment)           556,500             200,000               200,000            156,500          *
Rand, Eric [2]  (PA Fee)               130,000                                   130,000                  0          *
Rappaport, Jeffrey - IRA                33,334                                    16,667             16,667          *
Rathgaber, Roni [3]                     59,750              39,750                20,000                  0          *
Richard Hicks Declaration Trust        125,000             100,000                25,000                  0          *
Riggins, Stanley                        62,500              50,000                12,500                  0          *
Robbins, Chad [2]                        1,000                                     1,000                  0          *
Romajo Partners, LP                    125,000             100,000                25,000                  0          *
Romei, Vincent                         200,000                                   100,000            100,000          *
Sanor, Rebecca                         125,000             100,000                25,000                  0          *
Santaella, Victoria [2]                 42,085                                    42,085                  0          *
Saxe, Barry                            468,750             375,000                93,750                  0          *
Schneider, Ed                           50,000                                    25,000             25,000          *
Schneider, Patricia Ann                 62,500              50,000                12,500                  0          *
Schob, John & Jean                      25,000                                    12,500             12,500          *
Schulman, Peter                         50,000                                    25,000             25,000          *
Shapiro, Jim                           150,000                                    50,000            100,000          *
Sherman, John [3]                       13,000                                    13,000                  0          *
Siegel, Alvin                          208,666                                    58,333            150,333          *
Siegel, Marc [2] (Investment)          150,000                                    50,000            100,000          *
Siegel, Marc [2] (PA Fee)              227,683                                   227,683                  0          *
Siegel, Marc [2] (Consulting)          190,000             190,000                                        0          *
Silver, Lawrence M.                    156,250             125,000                31,250                  0          *
Simon Asset Management LLC             657,500             305,000               152,500            200,000          *
Simpson, Vernon                         62,500              50,000                12,500                  0          *
Sloan, Ed                              100,000                                    50,000             50,000          *
Smith, Thomas & Liz                    100,000                                    50,000             50,000          *
Smolowitz, Phil [2]                      4,000                                     4,000                  0          *
Sokolow, Lenny [2]                      15,000                                    15,000                  0          *
Solid ISG [3]                           62,750                                    62,750                  0          *
Sorbara, Patricia [3]                  179,062             179,062                                        0          *
Sosnik, Shawn                            6,667                                     6,667                  0          *
Spielman, Jon                           78,125              62,500                15,625                  0          *
Spinosa, Dominic                       100,000                                    50,000             50,000          *
Stanko, Ian [2]                          1,000                                     1,000                  0          *
Stein, David [2]                        52,683                                    50,183              2,500          *
Steinberg, Henry                       125,000             100,000                25,000                  0          *
Steinberg, Odette                       20,000                                    20,000                  0          *

Stern, Theodore & Elizabeth            200,000                                   200,000            200,000          *
Steves, Lewis H. & Judith P.            93,750              75,000                18,750                  0          *
Stricoff, Ron                          100,000                                    50,000             50,000          *
Surgical Orthopedic Podiatrist         125,000             100,000                25,000                  0          *
Tanner, Stephen                        114,000                                    37,500             76,500          *
Taub, Jason [2]                          2,000                                     2,000                  0          *
Terrill, Kenneth                        62,500              50,000                12,500                  0          *
The Vanderbilt Educational Trust        62,500              50,000                12,500                  0          *
Triple Crown Consultants                62,500              50,000                12,500                  0          *
Tsigounis, Steven [2]                    4,000                                     4,000                  0          *
Tyrell, William S.                     218,750             175,000                43,750                  0          *
Umansky, Donald                         62,500              50,000                12,500                  0          *
Ventre, Louis John [3]                   4,750               4,750                                        0          *
vFinance Investments [2]               273,155                                   258,505             14,650          *
Viglione, Richard & Marion              25,000                                    12,500             12,500          *
Viglione, Robert                        50,000                                    12,500             12,500          *
Vincent, Robert                         25,000                                    25,000                  0          *
Volpe, Michael [2]                      33,000                                    33,000                  0          *
Von Zech, Paul                          62,500              50,000                12,500                  0          *
Wardi, Albert [3]                       15,000              15,000                                        0          *
Whitehead, Bruce & Dong Sook            93,750              75,000                18,750                  0          *
Wilner, Robert                          60,000                                    60,000                  0          *
Wilson, Olen C.                        125,000             100,000                25,000                  0          *
Wilson, Tad                             62,500              50,000                12,500                  0          *
Wolcott, Frank                         100,000                                    50,000             50,000          *
Wolfe, J. Michael                      397,500             200,000               100,000             97,500          *
Woodworth, James & Monika              100,000                                    50,000             50,000          *
Xi, Yewen                              700,000             700,000                                        0          *
Young, Alan J.                         468,750             375,000                93,750                  0          *
Zeddies, Michael B.                    125,000             100,000                25,000                  0          *
Zindman, Michael [2]                     3,000                                     3,000                  0          *
Zoitas, Michael [3]                      3,000               3,000                                        0          *

Totals                                                  14,153,078             9,527,590         23,680,668


Foot Notes

[1] The information contained in the foregoing table is derived from our books and records, as well as from our transfer agent.

[2]  Individual affiliate of v-finance.

[3]  Individual affiliate of Joseph Stevens and Company, Inc.

[4] All of the individuals or entities disclosed in footnotes 2 and 3 are Broker Dealers or affiliates thereof and may be considered underwriters. However, all of the securities registered herein by the Broker Dealers and/or their Affiliates were payment for Placement Agent services unless otherwise identified as an investment or fee for consulting services.

[5] None of natural persons disclosed herein share voting and/or investment control over the shares held by private entities.

NATURAL PERSONS IN CONTROL OF SELLING SECURITY HOLDERS ENTITIES

The following is a list of the natural persons known by Sense to be in control of entities that are selling security holders in this registration:

Barry Lind Revocable Trust              Barry Lind
Bomoseen Associates                     Theodore Stern
Bradley Family Trust                    Rick and Melissa Bradley
Dickerson Family Liv. Trust             David Dickerson
Edge Capital Partners                    Marc Siegel
Franz Family Trust                      David & Nicole Franz
Jo Bar Enterprises, LLC                 Joel A. Stone
Joseph Stevens & Co, LP                 Joseph Sorbara
Jupiter Global Tech Fund                R. Forbes
Kalb & Peck P.C. Trust II               Stuart Kalb & Laurie Peck
Keir & Cawder                           A. Stirling
Lind Family Investment LP               Barry & Philip Lind
MSB Family Trust                        Calvin Eisenbergh
Mulkey II LTD Partnership               David Mulkey
Nunley Investments, LLC                 Pierce D. Nunley
R.F. Invest. Partners, Inc.             Frank Ruccolo
Richard Hicks Declaration Trust         Richard Hicks
Romajo Partners, LP                     Seymour Kessler
Simon Asset Management                  Howard Liebreich
Solid ISG                               Alexander Baltovski
Surgical Orthopedic Podiatrist          Seymour Kessler
The Vanderbilt Edu. Trust               Lee Chira
Triple Crown Consultants                Ben Kaplan
VFinance Investments                    Leonard Sokolow


                              PLAN OF DISTRIBUTION

The shares covered by this prospectus may be distributed from time to time by the selling security holders in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

         The selling security holders may sell the securities in one or more of the following methods:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o        settlement of short sales;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o        a combination of any such methods of sale; and,

o        any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares, commissions as described above.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424 (b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and others through whom such securities are sold may be deemed to be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. There are not any current standby arrangements with any broker-dealers or underwriting firms to resell on behalf of selling shareholders.

Placement agents, Richard Campanella, Alan Ferraro, Peter Fulton, Richard Galterio, Eric Rand and Marc Siegel are underwriters with respect to the additional (non-placement agent shares) received. These shares or warrants to purchase shares were received through investment, or consulting services unrelated to their placement agent services. As such, for those shares not received as placement agent fees, these placement agents are considered "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. These broker-dealers and their affiliates and the corresponding shares have been identified in the Selling Securities Holders table above by footnotes 2 or 3 and (investment) or (consulting fees).

For the selling shareholders who are broker-dealers, or affiliates thereof, other than those disclosed in the previous paragraph, all shares received were purchased in the ordinary course of business as these shares were received as placement agent fees. In addition, none of the broker-dealers, or affiliates thereof, discussed in this paragraph, at the time of purchase of the securities to be resold, had any agreements or understandings, directly or indirectly, with any person to distribute the securities. These broker-dealers and their affiliates and the corresponding shares have been identified in the Selling Securities Holders table above by footnotes 2 or 3 and (PA Fee).

At the time a particular offer of the securities is made by or on behalf of a selling security holder, to the extent required, a prospectus is to be delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling security holder, and any discounts, commissions or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

We have advised the selling security holders that, at the time of the resale of shares covered by this prospectus is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

Sales of securities by us and the selling security holders or even the potential of these sales may have a negative effect on the market price of the shares of common stock offered hereby.

                         SHARES ELIGIBLE FOR FUTURE SALE

At the date of this prospectus, we have 31,426,567 shares of common stock issued and outstanding of which 31,119,567 shares, including the 14,153,078 outstanding shares covered by this prospectus, are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of ours. This does not include 3,500,000 shares issuable upon exercise of options under our stock option plans, 2,352,500 of which have been granted or 9,672,590 shares issuable upon exercise of outstanding warrants. They may be resold by their holders as long as they are covered by a current registration statement or under an available exemption from registration.

The remaining 307,000 shares of common stock currently outstanding are restricted securities. The remaining restricted shares will become eligible for sale under Rule 144 at various times provided that they have been held for at least one year. In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. We must be current in our reporting obligations in order for a shareholder to sell shares under Rule 144. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years, may sell them without volume limitation or the need for our reports to be current.

We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

The validity of common shares including those common shares underlying the warants being offered in this prospectus will be passed upon for us by Joseph D. Garrity, Esq., CHARTERED, 5001 NW 121st Drive, Coral Springs, FL 33076.

                                     EXPERTS

The consolidated financial statements of Sense Holdings, Inc. for the years ending December 31, 2003 and 2002, appearing in this prospectus and registration statement have been audited by Sherb & Co., LLP, independent registered public accounting firm, as set forth in their report (which contained an explanatory paragraph regarding Sense's ability to continue as a going concern) thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system. Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC. We also intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

                                TABLE OF CONTENTS



Independent Auditors' Report.................................................F-2

Consolidated Financial Statements:

   Consolidated Balance Sheets at June 30, 2004 (unaudited) and
        December 31, 2003....................................................F-3

   Consolidated  Statements of Operations for the six months ended
        June 30, 2004 and 2003  (unaudited)  and years ended
        December 31, 2003 and 2002...........................................F-4

   Consolidated Statements of Changes in Stockholders' Deficit for
        the years ended December 31, 2003 and 2002 and for the
        six months ended June 30, 2004 (unaudited)...........................F-5

   Consolidated Statements of Cash Flows for the six months ended
        June 30, 2004 and 2003 (unaudited) and for the years ended
        December 31, 2003 and 2002...........................................F-6

Notes to Consolidated Financial Statements...........................F-7 to F-26

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders:
 Sense Holdings. Inc.

We have audited the accompanying consolidated balance sheet of Sense Holdings, Inc. and Subsidiary as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sense Holdings, Inc. and Subsidiary, as of December 31, 2003, and the consolidated results of their operations and their cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficiency of $328,580 at December 31, 2003, and has an accumulated deficit of $7,727,771. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/Sherb & Co., LLP
                                        Sherb and Co., LLP
                                        Certified Public Accountants

New York, New York
March 15, 2004

                      SENSE HOLDINGS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET

                                                      June 30,      December 31,
                                                        2004            2003
                                                     -----------    -----------
                                                     (Unaudited)
                                     ASSETS
Current assets:
   Cash ..........................................   $ 1,110,422    $    91,484
   Marketable securities .........................        22,081         68,354
   Accounts receivable, net of allowance
        for doubtful accounts of $47,783 .........       120,022        160,226
   Inventories ...................................        77,679         85,789
   Advances - shareholders .......................        68,722         68,722
   Prepaid expenses ..............................         1,388          8,472
   Other current assets ..........................         9,807          9,807
                                                     -----------    -----------

   Total current assets ..........................     1,410,121        492,854

Property and equipment, net ......................        30,989         36,798
                                                     -----------    -----------

   Total assets ..................................   $ 1,441,110    $   529,652
                                                     ===========    ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable ..............................   $    72,521    $    64,075
   Accrued expenses ..............................        54,485         82,879
   Notes payable .................................         9,894        674,480
                                                     -----------    -----------

   Total current liabilities .....................       136,900        821,434
                                                     -----------    -----------

Shareholders' equity:
   Common stock, $.10 par value, 100,000,000
     shares authorized; 31,434,692 and
     18,303,515 shares issued and outstanding
     at June 30, 2004 (unaudited) and
     December 31, 2003, respectively .............     3,143,470      1,830,352
   Additional paid-in capital ....................     6,785,628      5,840,200
   Accumulated deficit ...........................    (8,432,875)    (7,727,771)
   Deferred compensation .........................      (192,013)      (234,563)
                                                     -----------    -----------

   Total shareholders' equity ....................     1,304,210       (291,782)
                                                     -----------    -----------

   Total liabilities and shareholders' equity ....   $ 1,441,110    $   529,652
                                                     ===========    ===========

                 See notes to consolidated financial statements.

                                SENSE HOLDINGS, INC. AND SUBSIDIARY
                               CONSOLIDATED STATEMENTS OF OPERATIONS

                                         Six Months Ended June 30,      Years Ended December 31,
                                        ---------------------------   ---------------------------
                                            2004           2003           2003           2002
                                        ------------   ------------   ------------   ------------
                                         (Unaudited)    (Unaudited)

Revenues:
  Sale of tangible products ..........  $     55,977   $    271,062   $    367,405   $    145,363
  Consulting services and maintenance         33,824              -         76,742              -
                                        ------------   ------------   ------------   ------------

     Total revenues ..................        89,801        271,062        444,147        145,363

Cost of goods sold
Tangible Products ....................        14,551        111,900        169,681         49,532
                                        ------------   ------------   ------------   ------------

Gross profit .........................        75,250        159,162        274,466         95,831
                                        ------------   ------------   ------------   ------------

Operating expenses:
  Depreciation and amortization ......         5,809         24,964         43,119        112,620
  Research and development ...........         1,655        142,096        203,546        473,019
  General and administrative .........       683,202        515,370      1,162,558      1,173,683
  Impairment of license agreement.....             -              -        117,072        216,246
                                        ------------   ------------   ------------   ------------

        Total operating expenses .....       690,666        682,430      1,526,295      1,975,568
                                        ------------   ------------   ------------   ------------

Loss from operations .................      (615,416)      (523,268)    (1,251,829)    (1,879,737)
                                        ------------   ------------   ------------   ------------

Other income (expense):
  (Loss) gain on sale of securities ..        (1,760)       (10,618)       (11,401)         4,538
  Interest income (expense), net .....       (88,374)         2,592       (143,272)      (693,100)
  Unrealized gain (loss) on securities           446         (1,137)        (3,173)        (4,516)
                                        ------------   ------------   ------------   ------------
        Total other income (expense) .       (89,688)        (9,163)      (157,846)      (693,078)
                                        ------------   ------------   ------------   ------------

Net loss .............................  $   (705,104)  $   (532,431)  $ (1,409,675)  $ (2,572,815)
                                        ============   ============   ============   ============


Net loss per common share
   - basic and diluted ...............  $      (0.03)  $      (0.03)  $      (0.08)  $      (0.17)
                                        ============   ============   ============   ============

Weighted average number of shares
   outstanding - basic and diluted ...    21,514,688     16,693,530     16,907,464     14,885,668
                                        ============   ============   ============   ============

                          See notes to consolidated financial statements.

                                                F-4

                                               SENSE HOLDINGS, INC. AND SUBSIDIARY
                                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                        FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002 AND
                                              FOR THE SIX MONTHS ENDED JUNE 30, 2004

                                        Common Stock, $.10 Par Value
                                         --------------------------     Additional                                     Total
                                          Number of                      Paid-in       Deferred     Accumulated    Stockholders'
                                           Shares         Amount         Capital     Compensation     Deficit         Deficit
                                         -----------    -----------    -----------   ------------   -----------    ------------
Balance, December 31, 2001 ............   11,918,136    $ 1,191,813    $ 3,037,181   $         -    $(3,745,281)   $   483,713

Sale of common stock, net .............    4,110,834        411,083      2,124,467             -              -      2,535,550

Issuance of common stock for services .      305,435         30,544        184,265       (18,216)             -        196,593

Amortization of deferred compensation .            -              -              -        14,168              -         14,168

Issuance of common stock for settlement       15,000          1,500          5,400             -              -          6,900

Issuance of common stock in connection
 with note payable ....................       30,000          3,000         19,500             -              -         22,500

Shares issued for conversion of notes
 payable ..............................      277,500         27,750        116,550             -              -        144,300

Net loss for the year .................            -              -              -             -     (2,572,815)    (2,572,815)
                                         -----------    -----------    -----------   -----------    -----------    -----------

Balance, December 31, 2002 ............   16,656,905      1,665,690      5,487,363        (4,048)    (6,318,096)       830,909

Grant of stock warrants and options
 issued for services ..................            -              -         81,897             -              -         81,897

Grant of stock warrants in connection
 with notes payable ...................            -              -        120,832             -              -        120,832

Common stock issued for services ......    1,661,610        166,162        148,608      (250,200)             -         64,570

Cancelled shares ......................      (15,000)        (1,500)         1,500             -              -              -

Amortization of deferred compensation .            -              -              -        19,685              -         19,685

Net loss for the year .................            -              -              -             -     (1,409,675)    (1,409,675)
                                         -----------    -----------    -----------   -----------    -----------    -----------

Balance, December 31, 2003 ............   18,303,515    $ 1,830,352    $ 5,840,200   $  (234,563)   $(7,727,771)   $  (291,782)

Common stock issued for cash ..........   11,980,000      1,198,000        745,750             -              -      1,943,750

Common stock issued for debt ..........      673,078         67,308        107,692             -              -        175,000

Common stock issued for services ......      478,099         47,810         91,986       (51,000)             -         88,796

Amortization of deferred compensation .            -              -              -        93,550              -         93,550

Net loss for the year .................            -              -              -             -       (705,104)      (705,104)
                                         -----------    -----------    -----------   -----------    -----------    -----------

Balance, June 30, 2004 (unaudited) ....   31,434,692    $ 3,143,470    $ 6,785,628   $  (192,013)   $(8,432,875)   $ 1,304,210
                                         ===========    ===========    ===========   ===========    ===========    ===========

                                         See notes to consolidated financial statements.

                                                               F-5

                                               SENSE HOLDINGS, INC. AND SUBSIDIARY
                                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                      Six Months Ended June 30,       Years Ended December 31,
                                                                      -------------------------     ---------------------------
                                                                          2004           2003           2003            2002
                                                                      -----------     ---------     -----------     -----------
                                                                      (Unaudited)    (Unaudited)
Cash flows from operating activities:
  Net loss ........................................................   $  (705,104)    $(532,431)    $(1,409,675)    $(2,572,815)
                                                                      -----------     ---------     -----------     -----------
  Adjustments to reconcile net loss to net cash used in operations:
    Depreciation and amortization .................................         5,809        24,964          43,119         112,620
    Bad debt expense ..............................................             -             -          18,919          13,500
    Common stock, warrants and options issued for services ........        88,796        36,799         146,467         210,761
    Common stock issued in connection with notes payable ..........             -             -               -          22,500
    Common stock issued for settlement ............................             -             -               -           6,900
    Common stock issued for interest ..............................             -             -               -          51,800
    Amortization of discount of notes payable .....................        60,414             -          45,312               -
    Amortization of deferred financing costs ......................             -             -               -         568,844
    Amortization of deferred compensation .........................        93,550         4,048          19,685               -
    Loss (gain) on sale of investments ............................         1,760        10,618          11,401          (4,538)
    Unrealized (gain) loss on investments .........................          (446)        1,137           3,173           4,516
    Loss on impairment of license agreement .......................             -             -         117,072         216,246

  Changes in assets and liabilities:
    Accounts receivable ...........................................        61,454      (114,618)       (112,662)        (26,480)
    Allowance for doubtful accounts ...............................       (21,250)      (20,081)         (4,636)              -
    Inventories ...................................................         8,110        18,482          37,320          (3,938)
    Prepaid expenses ..............................................         7,084         4,166           5,416          87,783
    Other assets ..................................................             -         2,369           2,369         (11,876)
    Accounts payable ..............................................         8,446        67,767         (19,910)       (169,387)
    Accrued expenses ..............................................       (28,394)       (3,400)         75,179         (35,167)
                                                                      -----------     ---------     -----------     -----------

       Total adjustments ..........................................       285,333        32,251         388,224       1,044,084
                                                                      -----------     ---------     -----------     -----------

Net cash used in operating activities .............................      (419,771)     (500,180)     (1,021,451)     (1,528,731)
                                                                      -----------     ---------     -----------     -----------

Cash flows from investing activities:
  Purchases of marketable securities ..............................          (369)     (149,550)       (183,752)     (4,941,464)
  Proceeds from sales of marketable securities ....................        45,328       286,226         330,498       4,711,814
  Purchase of equipment and software ..............................             -       (26,390)        (26,390)        (20,504)
                                                                      -----------     ---------     -----------     -----------

Net cash flows provided by (used in) investing activities .........        44,959       110,286         120,356        (250,154)
                                                                      -----------     ---------     -----------     -----------

Cash flows from financing activities:
  Proceeds from notes payable .....................................             -       475,000         750,000               -
  Repayment of notes payable ......................................      (550,000)            -               -        (962,500)
  Repayment of advances to shareholders ...........................             -             -               -          10,000
  Advances to shareholders ........................................             -             -               -          (2,500)
  Net proceeds from the sale of common stock ......................     1,943,750             -               -       2,875,625
  Costs associated with sale of common stock ......................             -             -               -        (340,075)
                                                                      -----------     ---------     -----------     -----------

Net cash flows provided by financing activities ...................     1,393,750       475,000         750,000       1,580,550
                                                                      -----------     ---------     -----------     -----------

Net increase (decrease) in cash ...................................     1,018,938        85,106        (151,095)       (198,335)
Cash - beginning of year ..........................................        91,484       242,579         242,579         440,914
                                                                      -----------     ---------     -----------     -----------

Cash - end of period ..............................................   $ 1,110,422     $ 327,685     $    91,484     $   242,579
                                                                      ===========     =========     ===========     ===========

Supplemental disclosure of cash flow information:
  Cash paid for :
    Interest ......................................................   $    10,000     $     428     $    26,535     $   105,700
                                                                      ===========     =========     ===========     ===========
    Income taxes ..................................................   $         -     $       -     $         -     $         -
                                                                      ===========     =========     ===========     ===========
  Non-cash investing and financing activities:
    Common stock issued for conversion of notes payable ...........   $   175,000     $       -     $         -     $    92,500
                                                                      ===========     =========     ===========     ===========

                                         See notes to consolidated financial statements.

                                                               F-6

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

ORGANIZATION

Sense Technologies, Inc. ("Sense") was formed on July 13, 1998, to design, develop, manufacture and sell biometric security identification systems.

On January 19, 1999, Sense was acquired by Century Silver Mines, Inc. ("CSM"), an Idaho corporation, for 4,026,700 shares of CSM stock (the "Exchange"). The Exchange was completed pursuant to the Agreement and Plan of Reorganization between Sense and CSM. The Exchange has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Sense, pursuant to which Sense is treated as the continuing entity. In August 1999, pursuant to the approval of the Board of Directors of CSM, the name of the company changed to Sense Holdings, Inc. (the "Company").

On May 31, 2001, the Company acquired 100% of the outstanding stock of Micro Sensor Technologies, Inc. ("Micro Sensor") in exchange for 2,000,000 shares of the Company's common stock, thereby indirectly acquired the rights and obligations of Micro Sensor under various agreements to which it is a party, including a Patent License Agreement

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material inter-company transactions have been eliminated.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying consolidated financial statements for the interim periods are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented. The consolidated financial statements include the accounts of Sense Holdings, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes for the year ended December 31, 2003 and notes thereto contained in the Report on Form 10-KSB as filed with the Securities and Exchange Commission. The results of operations for the six months ended June 30, 2004 are not necessarily indicative of the results for the full fiscal year ending December 31, 2004.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

MARKETABLE SECURITIES

Marketable securities are classified as trading securities and are held for resale in anticipation of short-term market movements. At December 31, 2003, marketable securities consisted of U.S. Treasury and Federal Agency securities held for resale. Gains or losses are recognized in the statement of operations when the bonds are sold. Unrealized gains or losses are recognized in the statement of operations on a monthly basis based on changes in the estimated fair value. For the years ended December 31, 2003 and 2002, net unrealized losses related to investments held for trading were $3,173 and $4,516, respectively.

As of December 31, 2003, marketable securities consisted of U.S. Treasury Securities with a market value of $29,144 and municipal bonds with a market value of $39,210.

INVENTORIES

Inventories are stated at the lower of average cost or market and consist of raw materials and finished goods.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

INCOME TAXES

Under the asset and liability method of FASB Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance, when in the Company's opinion it is likely that some portion or the entire deferred tax asset will not be realized.

REVENUE RECOGNITION

The Company follows the guidance of the Securities and Exchange Commision's Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

REVENUE RECOGNITION (continued)

The Company generates revenue from the sale of its products. Revenues from the sale of these items is recognized upon delivery of the product to the customer.

Revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectibility of the related receivable is probable.

Revenue from consulting engagements is recognized upon completion of the work performed.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash, marketable securities, receivables, inventories, accounts payable and accrued expenses approximate their fair market value based on the short-term maturity of these instruments.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

LICENSE AGREEMENT

License agreement is stated at cost, less accumulated amortization. Amortization is computed using the straight-line method over an estimated life of five years based upon management's expectations relating to the life of the technology and current competitive market conditions. The estimated life is reevaluated each year based upon changes in these factors. For the years ended December 31, 2003 and 2002, amortization of the license agreement amounted to $32,928 and $107,196, respectively. In the fourth quarter of 2003, based on an impairment test, the Company decided to write-off the remaining unamortized licensing fee of $117,072. The decision to recognize an impairment loss was made in light of the subsidiary's inability to generate a profit from this licensing agreement, the length of time estimated for us to recover the initial investment, and the uncertainty of market conditions and business performance.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

STOCK BASED COMPENSATION

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

WARRANTY OBLIGATIONS

The Company generally provides the ultimate consumer a warranty with each product and accrues warranty expense at the time of the sale based on the Company's prior claims history. Actual warranty costs incurred are charged against the accrual when paid. For the year ended December 31, 2003, accrued warranty (included in accrued expense on the accompanying consolidated balance sheet) was as follows:

Accrued warranty at December 31, 2002                $     -
Accrual of warranty reserve                           15,000
                                                     -------
Accrued warranty at December 31, 2003                $15,000
                                                     =======

In addition, due to the current high levels of inventory we feel comfortable with our current warranty reserve. At such time as our inventory levels recede and warranty obligations increase we shall allocate addition funds to the warranty reserves.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and notes payable. The Company's investment policy is to invest in low risk, highly liquid investments. The Company does not believe it is exposed to any significant credit risk in its cash investment.

The Company maintains its cash balances at quality financial institutions. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2003, the Company's cash balances did not exceed the insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash on deposit. The Company performs on-going credit evaluations of its customer base including those included in accounts receivable at December 31, 2003, and, generally, does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred. These costs primarily consist of fees paid for the development of the Company's software. Research and development costs for the years ended December 31, 2003 and 2002 were $203,546 and $473,019, respectively.

LOSS PER COMMON SHARE

Basic loss per common share is based upon the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per common share include the effects of potential dilution that would occur if securities (such as warrants) or other contracts (such as options) to issue common stock were exercised or converted into common stock. Such instruments that are convertible into common stock are excluded from the computation in periods in which they have an anti-dilutive effect. Potential common shares included in the computation are not presented in the consolidated financial statements, as their effect would be anti-dilutive.

The following table presents a reconciliation of basic and diluted earnings per share:

                                                                      2003               2002
                                                                      ----               ----
Net (loss) income                                                  $(1,409,675)      $(2,572,815)
                                                                   ============      ============
(Loss) income available to common shares                           $(1,409,675)      $(2,572,815)
                                                                   ============      ============
Weighted average shares outstanding - basic and diluted              16,907,464       14,885,668
                                                                   ============      ============

EPS - Basic and diluted                                            $    $(0.08)      $     (0.17)
                                                                   ============      ============

As of December 31, 2003, 8,922,590 common stock options and warrants were not included in the computation of diluted earnings per share as their effect would have been anti-dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the first interim period beginning after June 15, 2003, with certain exceptions. The adoption of SFAS No. 150 did not have a significant impact on our consolidated financial position or results of operations.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 2 - BASIS OF PRESENTATION

The accompanying consolidated financial statements are prepared assuming the Company will continue as a going concern. During the years ended December 31, 2003 and 2002, the Company incurred losses from operations of $1,409,675 and $2,572,815, respectively. During the years ended December 31, 2003 and 2002, the Company had negative cash flows from operations in the amount of $1,021,451 and $1,528,731, respectively. While the Company is attempting to increase sales, the growth has not been significant enough to support the Company's daily operations. Management intends to attempt to raise additional funds by way of a public or private offering. While the Company believes in the viability of its strategy to improve sales volume and in its ability to raise additional funds, there can be no assurances to that effect.

NOTE 3 - MAJOR CUSTOMERS

Substantially all of the sales during the year ended December 31, 2003, 88%, were derived from four customers. American Airlines accounted for 33%, Federal Express accounted for 26.8%, Just for Kids accounted for 14.7% and Pearson Education accounted for 13.4%. These same four customers accounted for 80% of the outstanding accounts receivable at December 31, 2003. Just for Kids accounted for 26.5%, Federal Express accounted for 22.4%, American Airlines accounted for 18.5% and Pearson Education accounted for 12.8%.

NOTE 4 - INVENTORIES

At December 31, 2003 inventories consists of:

         Raw materials                       $ 67,989
         Finished goods                        17,800
                                             --------
                                             $ 85,789
                                             ========

At June 30, 2004 (unaudited), inventories consist of the following:

         Raw materials                       $ 57,609
         Finished goods                        20,070
                                             --------

                                             $ 77,679
                                             ========

NOTE 5 - RELATED PARTY TRANSACTIONS

Certain shareholders have received funds from the Company in the form of demand notes bearing no interest. During the periods ended December 31, 2003 and 2002 the Company advanced shareholders $0 and $2,500, respectively. During the same periods, the shareholders made repayments to the Company of $0 and $10,000, respectively. At December 31, 2003 and 2002, the balance on the amount owed to the Company was $68,722 and $68,722, respectively.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 6 - PROPERTY AND EQUIPMENT

At December 31, 2003, property and equipment consisted of the following:

                                                Estimated life
                                                --------------
         Computer equipment and software          3-5 years          $ 41,585
         Furniture and fixtures                    7 years             19,104
         Less: Accumulated depreciation
          and amortization                                            (23,891)
                                                                     --------
                                                                     $ 36,798
                                                                     ========

For the years ended December 31, 2003 and 2002, depreciation expense amounted to $6,024 and $5,424, respectively. For the year ended December 31, 2003, amortization expense related to the computer software amounted to $4,167.

NOTE 7 - ACQUISITION

On May 31, 2001, the Company acquired 100% of the outstanding stock of Micro Sensor Technologies, Inc. ("Micro Sensor") in exchange for 2,000,000 shares of the Company's common stock. The Company accounted for this acquisition using the purchase method of accounting and, accordingly, the operating results of Micro Sensor have been included in the Company's consolidated financial statements since the date of acquisition. The Company valued the shares exchanged at $0.38 per share, the fair value at the acquisition date, or $760,000. The purchase price exceeded the fair value of assets acquired by $535,972. The excess had been recorded as a license agreement and was being amortized on a straight-line basis over five years.

Management determined that, as of December 31, 2002, a write-down of the license agreement related to the acquisition of Micro Sensor was necessary as the Company's projections of future operating results indicated impairment. Based on such projections and other analysis the Company took an impairment charge of $216,246 related to the Micro Sensor license agreement. This amount is included in the statement of operations under "Impairment of license agreement." The remaining license agreement as of December 31, 2002 totaling $150,000 was amortized in 2003 in the amount of $32,928. In the fourth quarter of 2003, based on an impairment test, the Company decided to write-off the remaining unamortized licensing fee of $117,072. The decision to recognize an impairment loss was made in light of the subsidiary's inability to generate a profit from this licensing agreement, the length of time estimated for us to recover the initial investment, and the uncertainty of market conditions and business performance.

NOTE 8 - NOTES PAYABLE

On August 31, 2001, the Company issued promissory notes in the amount of $1,055,000 in connection with a private placement. The notes bear interest at 10% per annum. In November 2001, the note agreements were amended. The maturity date of the notes was extended from an original maturity date of March 1, 2002 to September 1, 2002. Additionally, each note payable was convertible into common stock at a conversion price of $.75 per share or an aggregate of 1,406,661 shares of common stock.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 8 - NOTES PAYABLE (CONTINUED)

The beneficial conversion feature present in the issuance of the promissory notes as determined on the date of issuance of the Company's common stock totaled $70,000. This amount was recorded as deferred financing costs and amortized over the life of the notes. For the years ended December 31, 2003 and 2002, $0 and $46,667, respectively, was charged to interest expense. In September 2002, the Company's outstanding notes payable of $1,055,000 along with accrued interest of $105,000 was retired with a cash payment of $1,068,200 and the issuance of 277,500 shares of its common stock at $.52 per share. The Company recorded additional interest expense of $51,800 in the year ended December 31, 2002 in connection with the conversion of a portion of the notes principal balance.

During the year ended December 31, 2003 the Company raised capital, from accredited investors, under a private placement memorandum. The private placement provided for the sale of 15 units at a price of $50,000 per unit in order to raise up to a total of $750,000. Each unit consists of a Promissory Note of $50,000 and a Common Stock Purchase Warrant to purchase 25,000 shares of the Company's common stock exercisable at $.35 per share. The purchase warrants expire in five years from the date of the warrant. The notes have a term of one year and provide for interest accrual on the unpaid principal balance of 10% per year. Under the terms of the note, interest is payable quarterly commencing on May 1, 2003. The principal and any unpaid accrued interest are due on August 13, 2004. As of December 31, 2003, the Company received funds in the amount of $750,000 in connection with the private placement and has issued 375,000 in purchase warrants. In connection with this transaction, the Company issued warrants to purchase 150,000 shares of common stock, as compensation to the placement agent. The Company valued these warrants utilizing the Black-Scholes options pricing model at approximately $0.38 or $57,615 and recorded non-cash consulting expense.

On August 12, 2003 the Company amended the private placement and reduced the exercise price of the warrants to $.16 per share. All other terms of the offering remained in effect. As the Company raised the maximum amount of funds as described the private placement, the offering was closed on August 12, 2003.

In connection with the warrants issued with the notes, the Company recorded imputed interest in the amount of $120,832 that will be amortized over the life of the notes. For the year ended December 31, 2003 the amount of imputed interest charged to interest expense was $45,312. As of December 31, 2003, the notes payable were $750,000 and was netted against the $75,520 corresponding asset imputed interest, therefore $674,480 appears on the face of the balance sheet. The Company has accrued interest in the amount of $18,974 in connection with the notes.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 9 - COMMITMENTS

OPERATING LEASE

The Company leases office space under an operating lease commencing March 1, 2002. The lease terminates on February 28, 2005. At December 31, 2003, minimum rental commitments are as follow:

                      2004            $  41,741
                      2005                7,305
                                      ---------
                                      $  49,046
                                      =========

For the years ended December 31, 2003 and 2002 rent expense was $59,549 and $56,688, respectively.

LICENSE AGREEMENT

On August 27, 2001, the Company entered into a license agreement with a software development company. Under the terms of the agreement, the Company has been granted a non-exclusive, non-transferable right to incorporate, use, copy, reproduce, market, sell, and distribute the software company's technology in its identification systems. The agreement expires on August 31, 2004 and may be renewed for an additional year. The Company paid an initial transfer fee of $25,000 and is required to pay an annual maintenance fee of $15,300. In addition, the Company is required to pay royalty fees in the amount of between $10 and $25 per system sold, depending on the quarterly volume. Under the terms of the original agreement the Company was required to pay a minimum quarterly royalty fee of $25,000 beginning in 2003. In December 2002, both parties agreed to amend the agreement and reduced the required minimum quarterly royalty fee to $5,000 beginning in 2003.

NOTE 10 - EMPLOYMENT AGREEMENTS

In December 2002 the Company entered into two year employment agreements with its Chief Executive Officer, Chief Financial Officer and Chief Technology Officer. In the event of involuntary termination without cause or disability each executive would be entitled to the following compensation for the succeeding 24 months following the date of termination:

         i) Two hundred (200%) percent of the executive's base compensation in effect on the date of the employment termination; plus

         ii) Two hundred (200%) percent of the executive's annual incentive bonus earned on a quarterly basis as of the date of the termination, assuming the executive was employed on the last day of the quarter in which termination of employment occurred.

In the event the executive is terminated for "cause" the executive will be entitled to any unpaid salary through the date of termination and deferred compensation will be forfeited. In the event there is a "Change in Control" the Company will be required to pay the executive a lump sum equal to 299% of the executive's base compensation in effect on the date of employment plus 299% of the executive's prior year incentive bonus. The executive may, at their discretion, elect to terminate the contract by giving the Board 90 days written notice and the executive would not be entitled to severance benefits.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 11 - INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax bases of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income (loss) before provision for income taxes, the reconciliation is as follows:

                                                 Year Ended December         Year Ended December
                                                      31, 2003                    31, 2002
                                                 -------------------         -------------------
Tax benefit computed at statutory rate             $   (479,000)                $   (874,700)

Permanent differences                                    85,500                      204,000
State income taxes, net of benefit                      (20,000)                     (66,400)
Income tax benefit not utilized                         413,500                      737,100
                                                   -------------                ------------

Net income tax benefit                             $          -                 $          -
                                                   =============                ============

The Company has a net operating loss carry forward for tax purposes totaling approximately $5,300,000 at December 31, 2003, expiring through the year 2023. Such amounts would be subject to the limitations under Section 382 of the Internal Revenue Code relating to changes in ownership.

Listed below are the tax effects of the items related to the Company's net tax asset:

                                                 December 31,      December 31,
                                                     2003              2002
                                                 ------------      ------------
Tax benefit of net operating loss carryforward   $  1,846,500         1,483,000

Impairment of license agreement                        42,000                 -

Other                                                   8,000                 -
                                                 ------------      ------------
Valuation Allowance                                (1,896,500)       (1,483,000)
                                                 ------------      ------------
Net deferred tax asset recorded                  $          -                 -
                                                 ============      ============

After consideration of all the evidence, both positive and negative, management has recorded a valuation allowance at December 31, 2003 and 2002, due to the uncertainty of realizing the deferred income tax assets. The valuation allowance was increased by $413,500 from the prior year.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 12 - STOCKHOLDERS' EQUITY

COMMON STOCK

On August 31, 2001, in connection with a promissory note, the Company issued 1,055,000 shares of common stock. The stock was issued having a fair market value on the date that the funds were received of $598,185. The amount was recorded as common stock and deferred financing costs, which are being amortized over the life of the notes. For the years ended December 31, 2003 and 2002, $0 and $398,790, respectively, was charged to interest expense.

Additionally, in connection with the offering, the Company issued to an investment banker for services provided in relation to securing the proceeds of this offering, 105,000 shares of its common stock and paid other fees of $125,545. The shares were valued $.57 per share, the fair value on the date of the issuance, or $59,535. The Company has recorded the total amount of $185,080 as deferred financing costs and is amortizing the costs over the life of the notes. For the years ended December 31, 2003 and 2002, $0 and $123,387, respectively, has been charged to interest expense.

On January 30, 2002, the shareholders of the Company approved an increase in the number of authorized shares to 40,000,000.

During the year ended December 31, 2002, the Company issued 305,435 shares of its common stock for services rendered. The shares were issued at the fair value at the date of the issuance which were at prices ranging from $.31 to $.97. The Company recorded an expense of $196,593 and deferred compensation of $18,216. At December 31, 2002 the balance remaining of deferred compensation was $4,048.

On March 1, 2002, the Company raised $2,625,625 through a private placement of 70 units ($37,500 per unit), each unit consisting of 50,000 shares of the Company's common stock and 50,000 common stock warrants exercisable at $1.25 per share with an expiration date of five years from the date of closing. The Company incurred costs of $315,075 associated with the sale of the units.

In October 2002, the Company raised $250,000 through a private placement of 610,000 shares to two accredited investors. In addition the Company issued 305,000 common stock purchase warrants exercisable at $.50 per share with an expiration date of five years from the date of closing. The Company incurred costs of $25,000 associated with the sale of the shares.

During the year ended December 31, 2002, the Company issued 30,000 shares at a price of $.75 per share, the fair value at the date of issuance, in connection with a note payable issued in November 2001. The Company recorded interest expense in the amount of $22,500 in connection with this transaction.

A former employee of the Company was issued 15,000 shares of common stock from the company's 2001 Equity Compensation Plan as settlement of a contractual dispute. An expense in the amount of $6,900 was recorded in connection with the settlement. During the quarter ended March 31, 2003 the Company canceled the same 15,000 shares of stock that were returned to the Company by the former employee in connection with the settlement.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 12 - STOCKHOLDERS' EQUITY, CONTINUED

COMMON STOCK, CONTINUED

During the period ended March 31, 2003, the Company issued 30,250 shares of its common stock for services rendered. The shares were issued at the fair value at the date of the issuance which were at prices ranging from $.27 to $.42. The Company recorded an expense of $10,868.

During the quarter ended June 30, 2003 the Company issued 133,000 shares of its common stock for services rendered. The shares were issued at the fair value at the date of the issuance which were at prices ranging from $.19 to $.22. The Company recorded an expense of $25,930.

During the quarter ended September 30, 2003 the Company issued 14,720 shares of its common stock for services rendered. The shares were issued at the fair value at the date of the issuance which were at prices ranging from $.24 to $.35. The Company recorded an expense of $4,646.

During the quarter ended December 31, 2003, the Company issued 23,640 shares of its common stock for services rendered to an employee. The shares were issued at the fair value at the date of the issuance which were at prices ranging from $.21 to $.26. The Company recorded an expense of $5,625.

On November 17, 2003, in connection with two-year consulting agreements expiring on November 16, 2005, the Company issued 1,390,000 shares of common stock for services rendered and to be rendered in the future. The Company valued these shares at their market value on the date of issuance of $.18 per share and recorded non-cash compensation expense of $15,637 and deferred compensation of $234,563, which will be amortized over the service period.

On December 31, 2003, the Company issued 70,000 shares of common stock in connection with the payment of past due and future rent. The Company valued these shares at their market value on the date of issuance of $.25 per share and recorded rent expense of $14,583 and a prepaid asset of $2,917, which will be amortized over the rental period.

In March 2004, the Company, by a vote of the majority shareholders and the approval of the board of directors, increased its authorized common shares to 100,000,000.

During the quarter ended March 31, 2004, the Company issued 117,625 common shares of its common stock for services rendered. The shares were issued at the fair values at the date of the issuance which were at prices ranging from $.30 to $.34. In connection with these shares, the Company recorded non-cash compensation and consulting expense of $15,958 and deferred compensation of $10,333, which will be amortized over the service period.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 12 - STOCKHOLDERS' EQUITY, CONTINUED

COMMON STOCK OPTION AND WARRANTS

1999 STOCK OPTION PLAN

On July 19, 1999, the board of directors adopted the Company's 1999 Stock Option Plan (the "1999 Plan"). The company has reserved 1,500,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1999 stock option plan. The 1999 stock option plan is intended to assist the Company in securing and retaining key employees, directors and consultants by allowing them to participate in the Company's ownership and growth through the grant of incentive and non-qualified options. Under the stock option plan, the Company may grant incentive stock options only to key employees and employee directors, or the Company may grant non-qualified options to employees, officers, directors and consultants. The 1999 stock option plan is currently administered by the Company's board of directors. Subject to the provisions of the 1999 stock option plan, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of the options granted under the 1999 stock option plan may not exceed ten years (five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock).

The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of the Company's voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock at the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 75% of the fair market value of the shares of common stock on the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of December 31, 2002, the Company had granted all 1,500,000 options under the 1999 stock option plan.

2001 EQUITY COMPENSATION PLAN

On November 26, 2001, the board of directors adopted the Company's 2001 Equity Compensation Plan (the "2001 Plan"). The Company has reserved 2,000,000 shares of the Company's common stock. The purpose of the 2001 Plan is to provide designated employees, certain key advisors who perform services for the Company, and non-employee board members with the opportunity to receive grants of incentive stock options, nonqualified stock options and restricted stock. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders. The Plan will be administered by the Company's board of directors or a committee appointed by the board. Subject to the provisions of the stock option plan, the board of directors or its appointed committee shall have the sole authority to determine the individuals to whom grants shall be made, the type, size and terms of the grants to be made to each individual. In addition, the board or its appointed committee will determine the time when the grants will be made and the duration of grants including exercise or restrictions and criteria for exercisability.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 12 - STOCKHOLDERS' EQUITY (CONTINUED)

COMMON STOCK OPTION AND WARRANTS, CONTINUED

2001 EQUITY COMPENSATION PLAN, CONTINUED

The term of the options granted under the 2001 Plan may not exceed ten years (five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock). The exercise price for incentive stock options may be equal to or greater than the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of the Company's voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock at the date of the grant. In the case of an option granted that qualifies as performance based compensation, the exercise price may not be less than 100% of the fair market value of the Company's stock on the date of grant. The exercise price for non-qualified options granted to non-employee directors, shall equal 100% of the fair market value of the Company's common stock at the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of December 31, 2002, the Company has granted 951,333 options under the 2001 stock option plan.

During 2002, the Company granted options to purchase 50,000 shares of common stock to certain employees of the Company under the 1999 Plan and 505,000 shares under the 2001 Plan. The options expire in two or three years from the grant date. The options are exercisable at per share prices ranging from $.45 to $.75 per share and $.45 to $.86 per share, respectively, which was the fair value of the common stock at the grant date. Accordingly, under APB 25, no compensation expense was recognized.

On July 15, 2003, the Company granted 25,000 options to a consultant for services rendered. The warrants expire 2 years from the date of grant and are exercisable at $0.18 per option. The Company valued these warrants utilizing the Black-Scholes options pricing model at approximately $0.073 or $1,832 and recorded non-cash consulting expense.

In 2003 and 2002, the Company canceled 131,333 and 139,167 options, respectively, that were not exercised prior to expiration or termination of employment from employees.

The per-share weighted average exercise price of stock options granted during 2003 and 2002 was $0.18 and $0.78, respectively, on the date of grant using the Black-Scholes pricing model and the following assumptions:

                                                2003           2002
                                                ----           ----

     Expected dividend yield                      0%             0%
     Risk-free interest rate                    4.0%           4.0%
     Annualized volatility                       70%           108%
     Expected life, in years                      2            2-5

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 12 - STOCKHOLDERS' EQUITY (CONTINUED)

COMMON STOCK OPTION AND WARRANTS, CONTINUED

 Stock option activity for the years ended December 31, 2003 and 2002 is summarized as follows:

                                                   Number of    Weighted average
                                                    shares       exercise price
                                                   ---------    ----------------
          Outstanding at December 31, 2001         2,035,500         $0.51
              Granted                                555,000          0.78
              Exercised                                    -             -
              Canceled                              (139,167)         0.51
                                                  ----------         -----

          Outstanding at December 31, 2002         2,451,333          0.57
              Granted                                 25,000          0.18
              Exercised                                    -             -
              Canceled                              (131,333)         0.57
                                                  ----------         -----

          Outstanding at December 31, 2003 and
              March 31, 2004                       2,345,000         $0.56
                                                  ==========         =====

The following table summarizes the Company's stock options outstanding at December 31, 2003:

                               Options outstanding and exercisable
                       --------------------------------------------------
                                             Weighted      Weighted
                                              average       average
           Range of                          remaining     exercise
        exercise price          Number         life         price
       ----------------        ---------     ---------     --------
       $      0.39-0.50        1,460,000       0.56        $  0.45
       $      0.57-0.69          395,000       2.43           0.63
       $      0.75-0.86          465,000       3.11           0.83
       $           0.18           25,000       1.50           0.18
                               ---------

                               2,345,000
                               =========

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 12 - STOCKHOLDERS' EQUITY (CONTINUED)

COMMON STOCK OPTION AND WARRANTS, CONTINUED

The following table presents pro forma net loss and per share amounts as if the fair value method had been applied to employee stock options granted:

                                            Years Ended December 31,
                                            2003             2002
                                        -----------      -----------
    Net (loss):
     As reported                        $(1,409,675)     $(2,572,815)
     Pro forma                           (1,409,675)      (2,898,265)

    Diluted (loss) per common share:
     As reported                        $     (0.08)     $     (0.17)
     Pro forma                                (0.08)           (0.19)

During the year ended December 31, 2002 the Company granted 4,721,090 common stock purchase warrants through a private placement. The warrants are exercisable at prices ranging from $.50 to $1.50 per share.

During the year ended December 31, 2002, the Company canceled 50,000 common stock purchase warrants that were not exercised prior to expiration or termination of employment.

On September 19, 2003, the Company granted 100,000 warrants to a consultant for services rendered. The warrants expire 5 years from the date of grant and are exercisable at $0.55 per warrant. The Company valued these warrants utilizing the Black-Scholes options pricing model at approximately $0.22 or $22,450 and recorded non-cash consulting expense.

As of December 31, 2003, in connection with the private placement discussed in
Note 8, the Company granted 375,000 warrants to purchase 375,000 shares of the Company's common stock exercisable at $.16 per share. The purchase warrants expire in five years from the date of the warrant. In connection with this transaction, the Company issued warrants to purchase 150,000 shares of common stock, as compensation to the placement agent. The Company valued these warrants utilizing the Black-Scholes options pricing model at approximately $0.38 or $57,615 and recorded non-cash consulting expense.

Stock warrant activity for the years ended December 31, 2003 and 2002 is summarized as follows:

                                          Number of             Weighted average
                                           shares               exercise price
                                         ---------              ----------------
 Outstanding at December 31, 2001         1,281,500                 $    0.98
     Granted                              4,721,090                      1.19
     Exercised                                    -                         -
     Cancelled                              (50,000)                     0.98
                                          ---------                 ---------

 Outstanding at December 31, 2002         5,952,590                      0.99
     Granted                                625,000                      0.22
     Exercised                                    -                         -
     Cancelled                                    -                         -
                                          ---------                 ---------

Outstanding at December 31, 2003 and
     at March 31, 2004 (unaudited)        6,577,590                 $    1.06
                                          =========                 =========

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 12 - STOCKHOLDERS' EQUITY (CONTINUED)

COMMON STOCK OPTION AND WARRANTS, CONTINUED

The following table summarizes the Company's stock warrants outstanding at December 31, 2003 and March 31, 2004:

                              Options outstanding and exercisable
                       --------------------------------------------------
                                             Weighted      Weighted
                                              average      average
          Range of                           remaining     exercise
       exercise price           Number         life         price
      ----------------         ---------     ---------     --------

      $   0.50-0.55            1,081,300        2.87         0.50
      $   1.25-1.50            4,971,290        3.07         1.28
      $        0.16              525,000        4.50         0.16
                               ---------

                               6,577,590
                               =========

NOTE 13 - AGREEMENT (UNAUDITED)

On March 1, 2004, the Company entered into an agreement with a third party inventor to acquire all rights, title and interest in this patent for $1,500,000. The Company was granted a three month option to raise the funds required to acquire this patent. Simultaneously, the Company entered into a consulting agreement with this inventor whereby the Company is required to pay $10,000 per month. The option period can be extended for one additional three-month period. An additional three-month extension is permitted with the additional requirement of the payment of a monthly consulting fee of $20,000 per month. Prior to the beginning of each three-month option period, the Company shall place in an account designated by the inventor enough free-trading common shares whose value at the day placement shall be equal to the total three-month period requirement plus all fees and costs incurred or to be incurred for trading of the stock.

NOTE 14 - SUBSEQUENT EVENTS (UNAUDITED)

NOTES PAYABLE

In May 2004, note holders comprising the $750,000 notes payable converted $175,000 of debt into 673,078 shares of common stock. Additionally, the Company repaid notes holders $550,000. As of June 30, 2004, the Company has accrued interest in the amount of $22,813 in connection with the notes.

COMMON STOCK

During the quarter ended March 31, 2004, the Company issued 117,625 common shares of its common stock for services rendered. These services include legal services, investment relation services and business development services. The shares were issued at the fair values at the date of the issuance which were at prices ranging from $.30 to $.34. In connection with these shares, the Company recorded non-cash compensation and consulting expense of $36,625.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 14 - SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

COMMON STOCK (CONTINUED)

During the quarter ended June 30, 2004, the Company issued 360,474 common shares of its common stock for services rendered. These services include legal services, investment relations services and business development services. The shares were issued at the fair values at the date of the issuance which were at prices ranging from $.23 to $.37. In connection with these shares, the Company recorded non-cash compensation and consulting expense of $83,170 and deferred compensation of $20,000, which will be amortized over the service period.

In April 2004, the Company consummated a capital raise through a private placement offered to accredited investors. The Company offered investment units each costing $35,000, with each unit consisting of (a) a number of shares of common stock of the Company determined by dividing the unit price by $.175 per share and (b) one common stock purchase warrants for every two shares of common stock received upon conversion with an exercise price of $.20 per share. In the event that the Company fails to satisfy registration rights, as defined, the purchase price will be adjusted to $.125 per share. In April 2004, the Company sold six units under the private placement aggregating 1,200,000 shares of common stock and 600,000 warrants for net proceeds of $210,000. The warrants expire in April 2009.

In May 2004, the Company consummated a capital raise through a private placement offered to accredited investors. The Company is offering, through a placement agent, investment units each costing $10,000, with each unit consisting of (a) a number of shares of common stock of the Company determined by dividing the
(i)unit price by (ii) a price equal to 80% of the 5-day average of the closing bid price of the shares of common stock prior to the initial closing or any subsequent closing of the Placement, with floor on the common stock purchase price of $.20 and a ceiling on the commons tock purchase price of $.26, and (b) a warrant to purchase, at any time prior to the fifth anniversary following the date of issuance of the warrant, a number of shares equal to 25% of the number of shares included with the unit, at a exercise price equal to $.50 per share of common stock. On May 10, 2004, the Company closed on its initial funding and issued 6,600,000 shares of common stock and granted 1,650,000 warrants for net proceeds of $1,188,000. In June 2004, the Company closed on additional funding and issued 3,200,000 shares of common stock and granted 800,000 warrants for net proceeds of $545,750.

In connection with the May 2004 private placement, the Company entered into a placement agency agreement with a third party agent. For services rendered under the Agency Agreement, the Company will pay a cash fee equal to 10% of the aggregate consideration received by the Company in the capital raise, a cash fee equal to five percent of the gross proceeds received by the Company upon the exercise of warrants related to this offering and 500,000 shares of common stock. The 500,000 shares of common stock shall increase pro rata following the time that $1,000,000 is raised in the offering up to a maximum of 1,300,000 common shares. Additionally, the Company reduced the exercise price of 342,475 warrants previously granted to the Placement Agent from $.50 to $.10 per share and extended the expiration date of these warrants to May 2009. Within 45 days of the final closing date, as defined, the Company is required to file an appropriate Registration Statement with the SEC. In June 2004, the Company issued 980,000 shares in connection with this agreement.

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 14 - SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

COMMON STOCK (CONTINUED)

In May 2004, note holders comprising the $750,000 notes payable converted $175,000 of debt into 673,078 shares of common stock.

STOCK OPTION AND WARRANTS

In May 2004, the Company granted options to purchase 500,000 shares of common stock to employees of the Company. The options are exercisable at $0.27 per share, which exceeds the fair market value of the common stock at the grant date. Accordingly, under APB 25, no compensation expense was recognized. The options expire in May 2007 or earlier due to employment termination.

Stock option activity for the six months ended June 30, 2004 is summarized as follows:

                                                   Number of    Weighted average
                                                     shares      exercise price
                                                   ----------   ----------------
         Outstanding at December 31, 2003 .....     2,345,000        $0.56
             Granted ..........................       500,000         0.27
             Exercised ........................             -         0.00
             Canceled .........................      (500,000)        0.50
                                                   ----------        -----

         Outstanding at June 30, 2004 .........     2,345,000        $0.51
                                                   ==========        =====

The following table summarizes the Company's stock options outstanding at June 30, 2004:

                                 Options outstanding and exercisable
                                 ------------------------------------
                                               Weighted      Weighted
                                                average      average
            Range of                           remaining     exercise
         exercise price           Number         life         price
         ---------------         ---------     ---------     --------
         $     0.39-0.50           960,000       0.10        $ 0.43
         $     0.57-0.69           395,000       2.00          0.63
         $     0.75-0.86           465,000       2.65          0.83
         $          0.27           500,000       2.90          0.27
         $          0.18            25,000       1.00          0.18
                                 ---------
                                 2,345,000
                                 =========

                       SENSE HOLDINGS, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 14 - SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

Stock warrant activity for the six months ended June 30, 2004 is summarized as follows:

                                                   Number of    Weighted average
                                                     shares      exercise price
                                                   ----------   ----------------
         Outstanding at December 31, 2003 .....     6,632,590        $1.06
              Granted .........................     3,050,000         0.44
              Cancelled .......................             -            -
                                                    ---------        -----

         Outstanding at June 30, 2004 .........     9,682,590        $0.87
                                                    =========        =====

The following table summarizes the Company's stock warrants outstanding at June 30, 2004:

                                 Options outstanding and exercisable
                                 ------------------------------------
                                               Weighted      Weighted
                                                average      average
            Range of                           remaining     exercise
         exercise price           Number         life         price
         ---------------         ---------     ---------     --------
         $     0.50-0.55         3,531,300       2.62          0.50
         $     1.25-1.50         5,026,290       2.81          1.28
         $     0.16-0.20         1,125,000       4.50          0.18
                                 ---------
                                 9,682,590
                                 =========

         NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.




                                TABLE OF CONTENTS

                                           Page
                                           ----

         Prospectus Summary...............    2
         Risk Factors.....................    4
         Capitalization...................   12
         Use of Proceeds..................   12        23,680,668 SHARES
         Price Range of Common Stock
          and Dividend Policy.............   12
         Forward-Looking Statements.......   13       SENSE HOLDINGS, INC.
         Management's Discussion and
          Analysis or Plan of Operation...   14
         Business.........................   21            PROSPECTUS
         Management.......................   31
         Executive Compensation...........   35
         Certain Transactions.............   39         NOVEMBER 8, 2004
         Principal Shareholders...........   39
         Description of Securities........   40
         Selling Security Holders.........   41
         Plan of Distribution ............   49
         Shares Eligible for Future Sale..   51
         Legal Matters....................   51
         Experts..........................   51
         Additional Information...........   52
         Financial Statements.............  F-1